SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(RULE 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

BARRA, INC.

(Name of Registrant as Specified in its Charter)

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May 7, 2004

Merger Proposal — Your Vote Is Very Important

To the Stockholders of Barra, Inc.:

      You are cordially invited to attend our special meeting of stockholders to be held on Thursday, June 3, 2004 at 9:00 a.m. local time at our offices, located at 2100 Milvia Street, Berkeley, California.

      On April 5, 2004, we entered into a merger agreement with Morgan Stanley, pursuant to which Barra will become a wholly-owned subsidiary of Morgan Stanley. If the merger is completed, you will receive $41.00 in cash for each share of Barra common stock you own. At our special meeting of stockholders, we will ask you to consider and vote on the approval and adoption of the merger agreement and approve the merger.

      After careful consideration, the board of directors unanimously adopted and approved the merger agreement and determined that the merger agreement and the merger is advisable, fair to and in the best interests of Barra and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

      Your vote is important. The merger cannot be completed unless stockholders holding a majority of the outstanding shares approve and adopt the merger agreement and the merger. The completion of the merger is also subject to the satisfaction or waiver of other closing conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

      Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the approval and adoption of the merger agreement and the merger.

      If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement and the merger.

      I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the approval and adoption of the merger agreement and the merger.

Sincerely,

Andrew Rudd
Chairman of the Board of Directors

      This proxy statement is dated May 7, 2004 and is first being mailed to stockholders on or about May 10, 2004.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2004

To the Stockholders of Barra, Inc.:

      We will hold our special meeting of the stockholders of Barra, Inc. on Thursday, June 3, 2004, at 9:00 a.m., local time, at our offices, located at 2100 Milvia Street, Berkeley, California, to consider and vote on the following proposal:

      1. To approve and adopt the Agreement and Plan of Merger, dated as of April 5, 2004, by and among Barra, Inc., a Delaware corporation, Morgan Stanley, a Delaware corporation, and Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Morgan Stanley, and to approve the merger.

      Barra may also transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

      Only stockholders of record at the close of business on May 4, 2004, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of Barra stockholders of record entitled to vote at the special meeting will be available for the 10 days before the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

      Your vote is very important. Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting.

      Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

      Barra stockholders who do not wish to accept the merger consideration for their shares and who do not vote in favor of the approval and adoption of the merger agreement and the merger may dissent from the merger and may have appraisal rights for such shares, subject to the requirements of Delaware law.

      For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement, and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Andrew Rudd
Chairman of the Board of Directors

Berkeley, California

May 7, 2004

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposal: to approve and adopt the merger agreement and the merger.

We have entered into a merger agreement with Morgan Stanley, a Delaware corporation, and its wholly-owned subsidiary, Morgan Stanley Risk Holdings, Inc., a Delaware corporation. Under the merger agreement, Morgan Stanley Risk Holdings, Inc. will merge with and into Barra and Barra will thereby become a wholly-owned subsidiary of Morgan Stanley. Holders of Barra common stock will be entitled to receive $41.00 per share in cash upon consummation of the merger.

In order to complete the merger, our stockholders holding at least a majority of the outstanding common stock on the record date must vote to approve and adopt the merger agreement and the merger. A special meeting of our stockholders will be held on June 3, 2004 to obtain this approval. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Q:	As a stockholder, what will I receive in the merger?

A:	You will be entitled to receive $41.00 in cash for each share of Barra common stock that you own immediately prior to the effective time of the merger unless you exercise and perfect your appraisal rights under Delaware law.

Q:	When and where is the special meeting of our stockholders?

A:	The special meeting of stockholders will take place on Thursday, June 3, 2004, at our offices, located at 2100 Milvia Street, Berkeley, California.

Q:	Who can vote and attend the special meeting?

A:	All stockholders of record as of the close of business on May 4, 2004, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

Q:	What constitutes a quorum at the special meeting?

A:	In order to constitute a quorum and to transact business at the special meeting, a majority of the outstanding shares of common stock on the record date must be represented at the special meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement and the merger?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of common stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the approval and adoption of the merger agreement and the merger.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

Q:	Why is our board of directors recommending that I vote in favor of the proposal to approve and adopt the merger agreement and the merger?

A:	After careful consideration, our board of directors unanimously adopted and approved the merger agreement and the merger, and unanimously determined that the merger is advisable, fair to and in the best interests of Barra and our stockholders. In reaching its decision to adopt and approve the merger agreement and approve the merger and to recommend the approval and adoption of the merger agreement and approval of the merger by our stockholders, the board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 26 through 28 under “The Merger — Recommendation of Our Board of Directors.”

Q:	How do I cast my vote?

A:	If you were a holder of record on May 4, 2004, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval and adoption of the merger agreement and the merger.

Q:	How do I cast my vote if my Barra shares are held in “street name” by my bank, broker or another nominee?

A:	If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, banker or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This will have the same effect as voting against the approval and adoption of the merger agreement and the merger. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against approval and adoption of the merger agreement and the merger.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by delivering a later-dated, signed proxy card to the corporate secretary of Barra or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to the corporate secretary of Barra prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or nominee to change your vote or revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	What if I object to the merger? Do I have appraisal rights?

A:	Under the General Corporation Law of the State of Delaware, holders of Barra common stock who do not vote in favor of approving and adopting the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and the merger and they comply with the Delaware law procedures explained in this proxy statement. For additional information about appraisal rights, see “The Merger — Appraisal Rights” beginning on page 37.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of $41.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $41.00 per share and your adjusted tax basis in that share.

You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 41 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is completed, each holder of record at the effective time of the merger will be sent written instructions for exchanging share certificates for the cash merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible after the special meeting. However, we cannot predict the exact timing of the merger because the merger is subject to the receipt of regulatory approvals and other closing conditions. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained and, even if they are ultimately obtained, they might not be obtained for a substantial period of time following the approval and adoption of the merger agreement and the merger at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Barra, Inc.
2100 Milvia Street
Berkeley, CA 94704
(510) 649-4548
Attention: Jennifer Hinchman
E-mail: jennifer.hinchman@barra.com

or

D.F. King, Inc.
48 Wall Street
New York, NY 10005
Call toll-free: (800) 829-6551

SUMMARY

      This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies

Barra, Inc.

      Barra is a leading investment risk management company that provides innovative solutions to financial professionals worldwide. Our products and services support the business-critical portfolio and enterprise-wide risk management needs of global investment professionals and are designed to allow our clients to make strategic investment decisions with confidence. Our comprehensive risk management solutions have set the industry standard for more than 25 years.

      Our business is organized into two business units — our core business, which accounted for 88% of revenues in our fiscal year ended March 31, 2003, and our ventures business, which accounted for 12% of revenues in fiscal 2003. Our core business consists of developing, marketing and supporting risk management products and services. Our ventures business consists of investments, joint ventures or significant licensing arrangements that leverage the ideas and intellectual property of the core business.

      We are a Delaware corporation quoted on The Nasdaq Stock Market under the symbol “BARZ.” Our principal executive offices are located at 2100 Milvia Street, Berkeley, California 94704, and our telephone number there is (510) 548-5442.

      For additional information about Barra and its business, see “Where You Can Find More Information” beginning on page 57.

Morgan Stanley

      Morgan Stanley is a global financial services firm that maintains leading market positions in each of the following business segments:

•	Institutional Securities, which engages in investment banking; sales, trading and market-making activities in equity and fixed income securities and related products; and other activities, such as aircraft financing, principal investing and research; and which includes Morgan Stanley Capital International Inc. (“MSCI”), a majority- owned subsidiary of Morgan Stanley and a leading provider of equity, fixed income and hedge fund indices;

•	Individual Investor Group, which provides comprehensive planning and investment advisory services designed to accommodate individual investment goals and risk profiles;

•	Investment Management, which provides global asset management products and services for individual and institutional investors and engages in private equity activities; and

•	Credit Services, which includes Discover®-branded cards and other consumer finance products and services, merchant and cash access networks, and in the U.K., Morgan Stanley-branded cards and personal loan products.

      Morgan Stanley is a holding company that provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals, through its subsidiaries and affiliates. Morgan Stanley conducts its business from its headquarters in New York City, its regional offices and branches throughout the U.S. and its principal offices in London, Tokyo, Hong Kong and other world financial centers. Morgan Stanley was originally incorporated under the laws of the State of Delaware in 1981, and its predecessor companies date back to 1924.

      Morgan Stanley’s common stock is listed on the New York and Pacific stock exchanges under the ticker symbol “MWD.” Morgan Stanley’s principal executive offices are located at 1585 Broadway, New York, New York 10036, and its telephone number there is (212) 761-4000.

Morgan Stanley Risk Holdings, Inc.

      Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Morgan Stanley, was formed in 2004 solely for the purpose of facilitating Morgan Stanley’s acquisition of Barra. Morgan Stanley Risk Holdings has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. Its principal executive offices are located at the same address as Morgan Stanley’s principal executive offices.

The Merger

      Morgan Stanley has agreed to acquire Barra under the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

      Under the terms of the merger agreement, Morgan Stanley Risk Holdings will merge with and into Barra, with Barra surviving as a wholly-owned subsidiary of Morgan Stanley. Under the merger, each share of Barra common stock, par value $0.0001 per share, will be converted into the right to receive $41.00 in cash (other than shares owned by Barra and Morgan Stanley and their respective subsidiaries, which shall be cancelled, and shares with respect to which the holder has properly demanded appraisal rights, which we collectively refer to as the “unconverted shares”; provided that shares held by Morgan Stanley or any of its subsidiaries in connection with any market making or proprietary trading activity or for the account of its clients, customers or other persons are deemed not to be “unconverted shares”).

      Upon consummation of the merger, each share of Barra common stock outstanding immediately prior to the merger, other than the unconverted shares, shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the merger represented shares of Barra common stock shall cease to have any rights with respect to such shares of Barra common stock. Each certificate representing Barra shares shall thereafter represent the right to receive $41.00 in cash for each such share. Upon consummation of the merger, each dissenting stockholder will no longer have any rights as a stockholder of Barra with respect to his or her shares, except for the right to receive payment of the judicially-determined fair value of his or her shares under Delaware law if the stockholder has validly perfected and not withdrawn this right. For additional information about appraisal rights, see “The Merger — Appraisal Rights” beginning on page 37.

      All outstanding unvested options to purchase shares of Barra common stock will be accelerated and become fully exercisable and vested, so that those options may be exercised in full during the period beginning ten business days prior to the closing date of the merger and ending on the closing date. Upon consummation of the merger, all unexercised options to purchase shares of Barra common stock will be cancelled and converted into the right to receive $41.00 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than $41.00 will be cancelled upon the closing without payment of any consideration.

      Immediately prior to the consummation of the merger, all outstanding shares of restricted Barra common stock shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability.

Recommendation of Our Board of Directors (page 26)

      On April 5, 2004, after careful consideration of the factors described in the section “The Merger — Recommendation of Our Board of Directors,” our board of directors unanimously:

•	determined that it was advisable, fair to and in the best interests of Barra and its stockholders for Barra to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	adopted and approved the merger agreement and approved the merger;

•	determined to recommend to Barra stockholders that they vote for the approval and adoption of the merger agreement and approve the merger; and

•	approved an amendment to Barra’s stockholder rights agreement to exempt the transactions contemplated by the merger agreement.

      To review the background and reasons for the merger in greater detail, see pages 15 through 28.

The Special Meeting (page 12)

      The special meeting of our stockholders will be held at our offices, located at 2100 Milvia Street, Berkeley, California, at 9:00 a.m., local time, on Thursday, June 3, 2004. At the special meeting, you will be asked to vote to approve and adopt the merger agreement and the merger.

Record Date; Stockholders Entitled to Vote; Vote Required (page 12)

      You may vote at the special meeting if you owned Barra common stock at the close of business on May 4, 2004, the record date for the special meeting. On that date, there were 19,077,583 shares of Barra common stock outstanding and entitled to vote. You may cast one vote for each share of Barra common stock that you owned on that date. Approval and adoption of the merger agreement and the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Barra common stock entitled to vote at the special meeting.

Opinion of Our Financial Advisor (page 28)

      On April 5, 2004, JPMorgan (as defined in the section entitled “The Merger — Background of the Merger”), financial advisor to Barra, delivered its oral opinion to our board of directors, subsequently confirmed in writing, that, as of that date, and based upon and subject to the considerations described in its written opinion, the cash consideration of $41.00 per share to be paid under the merger agreement was fair from a financial point of view to the holders of Barra common stock (except that the opinion excluded those shares held by Morgan Stanley or any of its subsidiaries in connection with any market making or proprietary trading activity).

      The full text of the written opinion of JPMorgan is attached as Annex B to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. The opinion was directed to our board of directors and does not constitute a recommendation by JPMorgan to any stockholder as to any matter relating to the merger.

The Voting and Support Agreement (page 33)

      As a condition to its entering into the merger agreement, Morgan Stanley required our chief executive officer, Kamal Duggirala, and the chairman of our board of directors, Dr. Andrew Rudd, to enter into a voting and support agreement under which they have agreed to vote all of their shares of Barra common stock in favor of approval and adoption of the merger agreement and the merger and related matters, and against any competing transaction or proposal or any proposal or transaction that could reasonably be expected to prevent or impede the completion of the merger. The voting and support agreement terminates upon any termination of the merger agreement. As of the record date, the parties to the voting and support agreement held an aggregate of 3,881,393 shares of Barra common stock, representing approximately 20.3% of the votes eligible to be cast at the special meeting. The voting and support agreement is attached as Annex C to this proxy statement. We encourage you to read the voting and support agreement carefully and in its entirety.

Interests of Our Directors and Executive Officers in the Merger (page 34)

      Members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of other stockholders. For example:

•	each vested option to purchase Barra common stock, including options held by our directors and executive officers, will cease to represent the right to acquire Barra common stock and will, at the time the merger is consummated, be converted into the right to receive an amount in cash equal to $41.00, less the exercise price for each share of Barra stock underlying the option;

•	each unvested option to purchase Barra common stock, including unvested options held by our directors and executive officers, will be accelerated so that these options will be fully vested ten business days prior to the consummation of the merger;

•	all outstanding shares of restricted Barra common stock shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability immediately prior to the consummation of the merger;

•	our executive officers may be entitled to severance benefits if their employment is terminated without cause or if the executive officer quits for good reason within 12 months following the consummation of the merger;

•	Morgan Stanley has agreed, upon consummation of the merger, to pay, or cause the surviving corporation to pay, to Dr. Rudd a lump sum amount in cash of $240,000 in settlement of any obligation Barra has to Dr. Rudd and his spouse to continue to provide to Dr. Rudd and his spouse medical and dental plan coverage; and

•	our current and former directors and officers will continue to be indemnified for six years after the completion of the merger and will have the benefit of directors’ and officers’ liability insurance for six years after completion of the merger.

Delisting and Deregistration of Barra Common Stock (page 42)

      If the merger is completed, Barra common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Litigation Related to the Merger (page 42)

      On April 8, 2004, a purported stockholder class action lawsuit was filed in Superior Court of the State of California, County of Alameda, alleging that Barra and each of our directors breached, and MSCI aided the other defendants’ breaches of, their fiduciary duties of loyalty, due care, independence, good faith and fair dealing owed to the public stockholders of Barra in connection with the merger. The plaintiff seeks to enjoin Barra from proceeding with the proposed merger with Morgan Stanley and Holdings. We believe that this lawsuit is meritless and we intend to vigorously defend against the allegations in the complaint.

The Merger Agreement

Conditions to the Consummation of the Merger (page 50)

      Each of Morgan Stanley’s and Barra’s obligation to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	the merger agreement shall have been approved and adopted by our stockholders in accordance with Delaware law;

•	the absence of any law, regulation or judgment, injunction, order or decree that prohibits the consummation of the merger;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the receipt of any other required antitrust approvals;

•	the absence of breaches of representations and warranties of the other party to the merger agreement (without regard to any qualification as to materiality contained in any such representation or warranty), except where the breaches would not reasonably be expected to have a material adverse effect on the representing party, either individually or in the aggregate;

•	the material performance of the other party’s obligations under the merger agreement; and

•	in the case of the obligations of Morgan Stanley and Morgan Stanley Risk Holdings to complete the merger, the absence of any action or proceeding by any government authority or agency challenging or seeking to make illegal, delay or otherwise restrain or prohibit the merger, or seeking to restrain or prohibit Morgan Stanley’s ownership or operation of all or any portion of the business or assets of Morgan Stanley and its subsidiaries, taken as a whole, or Barra and its subsidiaries, taken as a whole, which could reasonably be expected to have a material adverse effect on Barra.

      Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

     No Solicitation Covenant (page 47)

      The merger agreement contains restrictions on our ability to solicit, engage in discussions or negotiations with, furnish non-public information to, or enter into an agreement with, a third party with respect to a proposal to acquire all of, or any significant interest in, Barra. Despite these restrictions, the merger agreement provides that under specified circumstances, if we receive an unsolicited acquisition proposal from a third party that our board of directors determines in good faith is or is reasonably expected to result in a proposal that is superior to the Morgan Stanley transaction, and if our board of directors determines in good faith after considering advice from outside legal advisors that the failure to do so is reasonably likely to result in a breach of its fiduciary duties under applicable law, we may furnish non-public information to that third party, engage in negotiations with that third party regarding an acquisition proposal, and our board of directors may determine not to make or withdraw or modify in a manner adverse to Morgan Stanley its recommendation to our stockholders.

     Termination of the Merger Agreement (page 51)

      The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval and adoption of the merger agreement and the merger by our stockholders:

•	by mutual written agreement of Barra and Morgan Stanley;

•	by Barra or Morgan Stanley, if the merger is not consummated by October 15, 2004, provided that neither party may terminate the merger agreement for this reason if the failure to consummate the merger by such date is due to a breach by such party of a provision of the merger agreement;

•	by Barra or Morgan Stanley, if our stockholders fail to approve and adopt the merger agreement and the merger at the special meeting or at any adjournment or postponement thereof;

•	by Barra or Morgan Stanley, if any U.S. law or regulation makes the consummation of the merger illegal or otherwise prohibited, or if a court or governmental authority permanently restrains, enjoins or otherwise prohibits completion of the merger;

•	by Barra or Morgan Stanley, if the other party breaches any representation or warranty or fails to perform any covenant or agreement in the merger agreement and such breach or failure would result in a failure to satisfy the closing condition relating to compliance with its obligations or the truth of its representations and warranties, and such condition is incapable of being satisfied by October 15, 2004;

•	by Barra, if, prior to our stockholders’ approval of the merger agreement, our board of directors determines to enter into a binding written agreement regarding a superior proposal from a third party, subject to certain conditions (including without limitation that we have provided Morgan Stanley notice and three business days to make a binding offer that our board of directors determines in good faith is at least as favorable from a financial point of view to our stockholders and Morgan Stanley has failed to do so) and subject to payment of the termination fee described below;

•	by Morgan Stanley, if, at any time prior to our stockholders’ approval of the merger agreement our board of directors has (a) determined not to make, withdrawn or adversely modified its recommendation of the merger agreement or the merger or (b) approved, recommended or endorsed an acquisition proposal from a third party; or

•	by Morgan Stanley, if we willfully and materially breach our no solicitation covenant or our obligation to use our reasonable best efforts to hold the special meeting.

     Termination Fee; Other Expenses (pages 52 and 53)

      Under certain circumstances, Barra may be required to reimburse Morgan Stanley for up to $2.5 million of its expenses incurred in connection with the merger agreement. If the merger agreement is terminated in specified circumstances, Barra may be required to pay a termination fee of $26,533,000 to Morgan Stanley, less expenses reimbursed by Barra to Morgan Stanley.

     Effect on Outstanding Stock Options and Restricted Stock (page 47)

      All outstanding unvested options to purchase shares of Barra common stock will be accelerated and become fully exercisable and vested, so that those options may be exercised in full during the period beginning ten business days prior to the closing date of the merger and ending on the closing date. Upon consummation of the merger, all unexercised options to purchase shares of Barra common stock will be cancelled and converted into the right to receive $41.00 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than $41.00 will be cancelled upon the closing without payment of any consideration.

      Immediately prior to the consummation of the merger, all outstanding shares of restricted Barra common stock shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability.

Material United States Federal Income Tax Consequences (page 41)

      The receipt of $41.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between $41.00 per share and your adjusted tax basis in that share.

      You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 41 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 36)

      Under the HSR Act, we cannot complete the merger until both parties have notified the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. Barra and Morgan Stanley filed notification and report forms under the HSR Act with the FTC and the Department of Justice on April 16, 2004. Early termination of the waiting period under the HSR Act was granted on April 23, 2004.

      We are also required to obtain additional regulatory approvals from or make additional regulatory notifications to various state and foreign authorities, including but not limited to Germany, Ireland, Brazil and Taiwan. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

Exchange Agent (page 43)

      Mellon Investor Services LLC or another comparable institution will act as the exchange agent in connection with the merger.

Appraisal Rights (page 37)

      Under Delaware law, stockholders who do not wish to accept the $41.00 per share cash consideration payable pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the merger consideration of $41.00 per share. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger;

•	you must make a written demand on us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to approve and adopt the merger agreement and the merger occurs at the special meeting; and

•	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger. A stockholder who is the record holder of shares of common stock of Barra on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal for those shares.

      Merely voting against the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to approve and adopt the merger agreement and the merger, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See the section entitled “The Merger — Appraisal Rights” on page 37 for a description of the procedures that you must follow in order to exercise your appraisal rights.

      Annex D to this proxy statement contains the full text Section 262 of the General Corporation Law of the State of Delaware, which relates to your right to appraisal. We encourage you to read these provisions carefully and in their entirety.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “intend,” “anticipate,” “believe,” “will,” “may,” “should,” “would,” and similar expressions are intended to identify forward-looking statements. These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed in the forward-looking statement.

      In any forward-looking statement in which we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	Barra’s ability to obtain the stockholder and regulatory approvals required for the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	whether or not the conditions to the completion of the transaction are satisfied, the possibility that the transaction will not close;

•	variability of revenue streams;

•	disruption of operations or increases in expenses caused by civil or political unrest or other catastrophic events;

•	risks associated with product development and technological changes, general economic conditions as well as conditions in the asset management and financial services industries;

•	the continued employment of key personnel, the retention of key data vendors and risks associated with business combinations, government regulation and competition; and

•	other risks related to our business that are described in our public filings (see “Where You Can Find More Information” beginning on page 57).

      These and other important factors are detailed in various Securities and Exchange Commission filings made periodically by Barra, particularly its latest report on Form 10-K and subsequent reports on Form 10-Q, copies of which are available from Barra without charge or online at http://www.barra.com. Please review such filings and do not place undue reliance on these forward-looking statements.

      You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE BARRA SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

      We will hold the special meeting on Thursday, June 3, 2004, at 9:00 a.m., local time, at our offices, located at 2100 Milvia Street, Berkeley, California.

Purpose of the Special Meeting

      At the special meeting, we are asking holders of record of Barra common stock to consider and vote on the following proposal:

•	The approval and adoption of the merger agreement and the merger by and among Barra, Morgan Stanley and Morgan Stanley Risk Holdings (see “The Merger” beginning on page 15 and “The Merger Agreement” beginning on page 43).

      Barra may also transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Recommendation of Our Board of Directors

      Our board of directors has determined that it is advisable, fair to and in the best interests of Barra and its stockholders for Barra to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement.

      Our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and approve the merger.

Record Date; Stockholders Entitled to Vote; Quorum

      Only holders of record of Barra common stock at the close of business on May 4, 2004, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 19,077,583 shares of Barra common stock were issued and outstanding and held by approximately 56 holders of record. Holders of record of Barra common stock on the record date are entitled to one vote per share at the special meeting on each proposal. A list of Barra stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting.

      A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of the shares of Barra common stock outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Shares voting against the merger will not be voted in favor of adjournment. Abstentions, discussed below, count as present for establishing a quorum for the transaction of all business.

Vote Required

      The approval and adoption of the merger agreement and the merger by our stockholders requires the affirmative vote of the holders of a majority of the shares of Barra common stock outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Because the vote is based on the number of shares outstanding rather than the number of votes cast, failure to vote your shares and abstentions will have the same effect as voting against the merger agreement.

Voting by Barra Directors and Executive Officers

      At the close of business on the record date, our directors and executive officers owned and were entitled to vote approximately 24.8% of the Barra common stock outstanding on that date. Our chief executive officer and the chairman of our board of directors have entered into a voting and support agreement with Morgan Stanley and Morgan Stanley Risk Holdings, under which these individuals (or their permitted transferees) have agreed to vote all of their shares of our common stock, representing in the aggregate approximately 20.3% of our outstanding common stock, in favor of approving and adopting the merger agreement.

Voting; Proxies

      You may vote by proxy or in person at the special meeting.

     Voting in Person

      If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the special meeting.

     Voting by Proxy

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the approval and adoption of the merger agreement and the merger.

      Only shares affirmatively voted for the approval and adoption of the merger agreement and the merger, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal. Shares of Barra common stock held by persons who do not vote, and shares of Barra common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes against the approval and adoption of the merger agreement and the merger.

Adjournments; Other Business

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. No proxy voted against the proposal to approve and adopt the merger agreement and the merger will be voted in favor of any adjournment. We do not currently intend to seek an adjournment of the special meeting.

      We do not expect that any matter other than the proposal to approve and adopt the merger agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

      Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

      We are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Barra common stock held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

      We have also retained D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies, which it may solicit personally or by telephone, Internet, telegram, facsimile or special delivery letter. We anticipate paying D.F. King & Co., Inc. a fee of $7,500, plus expenses.

Appraisal Rights

      Under the General Corporation Law of the State of Delaware, holders of Barra common stock who do not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for appraisal prior to the vote on the approval and adoption of the merger agreement and the merger, and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex D to this proxy statement.

Assistance

      If you need assistance in completing your proxy card or have questions regarding the Barra special meeting, please contact:

Barra, Inc.
2100 Milvia Street
Berkeley, California 94704
(510) 649-4548
Attention: Jennifer Hinchman
E-mail: jennifer.hinchman@barra.com

or

D.F. King, Inc.
48 Wall Street
New York, NY 10005
Call toll-free: (800) 829-6551

THE MERGER

      The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

General Description of the Merger

      Under the merger agreement, Morgan Stanley Risk Holdings will merge with and into Barra, with Barra surviving as a wholly-owned subsidiary of Morgan Stanley. Pursuant to the merger agreement, each outstanding share of Barra common stock, par value $0.0001 per share, will be converted into the right to receive $41.00 in cash (other than shares owned by Barra and Morgan Stanley and their respective subsidiaries, which shall be cancelled, and shares with respect to which the holder has properly demanded appraisal rights, which we collectively refer to as the “unconverted shares”; provided that shares held by Morgan Stanley or any of its subsidiaries in connection with any market making or proprietary trading activity or for the account of its clients, customers or other persons are deemed not to be “unconverted shares”).

      All outstanding unvested options to purchase shares of Barra common stock will be accelerated and become fully exercisable and vested, so that those options may be exercised in full during the period beginning ten business days prior to the closing date of the merger and ending on the closing date. Upon consummation of the merger, all unexercised options to purchase shares of Barra common stock will be cancelled and converted into the right to receive $41.00 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than $41.00 will be cancelled upon the closing without payment of any consideration.

      Immediately prior to the consummation of the merger, all outstanding shares of restricted Barra common stock shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability.

Background of the Merger

Prior Exploration of Strategic Alternatives

      During late 2002 and early 2003, Barra’s management received preliminary indications of interest from four potential strategic partners regarding a possible business combination with Barra. In April 2003, with the authorization of its board of directors, Barra engaged J.P. Morgan Securities Inc. (“JPMorgan”) to act as its financial advisor in connection with a possible merger or business combination with a third party.

      During the course of the next several months, Barra’s management consulted with JPMorgan, which provided its preliminary views as to Barra’s potential valuation in a third party merger or business combination, and Barra’s board of directors considered a number of strategic alternatives, including continuation of the business as currently structured, an aggressive acquisition strategy and a strategic combination with a third party. In light of the limited number of available acquisition candidates that were viewed as complementary to Barra’s core business and the level of interest that had been shown in possible business combinations with Barra, the board of directors determined that it could be an opportune time for Barra to pursue a confidential solicitation of selected potential business combination candidates to determine what valuation might be obtainable, and then to compare that valuation with other available strategic alternatives.

      In May 2003, in consultation with JPMorgan and Latham & Watkins LLP, Barra’s outside legal counsel, Barra’s board of directors determined that the companies from which it would be advisable to solicit indications of interest were Company A, Company B, Company C and Company D, three of which we had had contact with during late 2002 and early 2003 regarding a possible business combination with Barra, and one of which we had not. These four companies were selected because Barra believed that they represented the most likely potential strategic partners in light of their in-depth knowledge of Barra’s products and end-markets and their potential strategic rationales for a business combination. Companies A, B and C each signed non-disclosure agreements with Barra. Company D indicated that it was not interested in considering a possible merger or business combination with Barra at that time and declined to sign a non-disclosure agreement.

      Barra, through JPMorgan, distributed preliminary due diligence materials to Companies A, B and C, and requested that the parties provide preliminary non-binding indications of interest to Barra by June 12, 2003. On that date, Companies A and C delivered indications of interest to acquire Barra. Company A indicated a preliminary valuation range for the equity of Barra of $36 to $42 per share in cash. Company C indicated a preliminary valuation range of $38 to $42 per share in cash. Company B declined to submit an indication of interest, and explained that it was doing so because it would be unable to offer a price that was a meaningful premium to the trading price of Barra’s common stock (which closed at $36.31 per share on June 12, 2003).

      During the remainder of June and in July 2003, Barra and representatives of JPMorgan held separate due diligence sessions with Company A and Company C to provide them with additional information regarding Barra. JPMorgan requested that Company A and Company C increase their valuation ranges over those that they had previously provided. In response, Company A indicated that its valuation range could not be increased and, in fact, any revised offer would be at the low end of its previous valuation range. Company C also indicated that any revised offer would be below the bottom end of its previous valuation range.

      At a special meeting of Barra’s board of directors held on July 31, 2003, the board of directors reviewed the results of the solicitation process with representatives of JPMorgan and Latham & Watkins. In addition, the board discussed with Barra’s senior management the results that might be achieved through a stand-alone business strategy, based on management’s then current estimates of Barra’s prospects, as well as the risks and challenges presented by a stand-alone strategy. Ultimately, the board of directors determined that a stand-alone business strategy, combined with opportunistic strategic acquisitions, was the best alternative to enhance stockholder value at that point in time. Accordingly, the board of directors terminated the discussions regarding a potential business combination.

      On November 20, 2003, Barra announced a succession plan for its Chief Executive Officer, Kamal Duggirala, who had announced his intention to resign to tend to an illness in his family. In addition, Barra’s Chief Operating Officer, Robert Honeycutt, had left Barra in September 2003, and Barra had not appointed a replacement at the time of Barra’s announcement of its CEO succession plan.

Initial Contacts with MSCI

      In late November 2003, Dr. Andrew Rudd, Barra’s Chairman, received an unsolicited telephone call from Henry Fernandez, President and Chief Executive Officer of MSCI, a majority-owned subsidiary of Morgan Stanley. Mr. Fernandez indicated that his call was made in response to Barra’s announcement regarding its CEO succession plan, and invited Dr. Rudd to meet with him in New York to discuss ways in which Barra and MSCI could work more closely together.

      On December 4, 2003, Mr. Fernandez had a lunch meeting with Dr. Rudd in New York to discuss these matters, including, at Mr. Fernandez’s suggestion, a possible combination of the two companies. Dr. Rudd expressed no commitments in response to Mr. Fernandez’s suggestion and indicated that Barra’s board of directors was currently focused on recruiting a replacement for Mr. Duggirala. In mid-January, Mr. Fernandez and Dr. Rudd spoke briefly again by phone about MSCI’s continuing interest in a possible business combination. Dr. Rudd again expressed no commitments in this regard, but agreed to schedule a call between Messrs. Duggirala and Fernandez to reacquaint them.

      On January 28, 2004, Mr. Duggirala and Bruce Ledesma, Barra’s Executive Vice President and General Counsel, had a conference call with Mr. Fernandez and Gary Retelny, MSCI’s Executive Director and Head of Business Development. The main purpose of the phone call was for Mr. Fernandez to provide Messrs. Duggirala and Ledesma with some basic background information about MSCI and its business. There was no substantive discussion regarding any possible transaction involving the two companies during this telephone call, other than statements by Mr. Fernandez to the effect that Morgan Stanley would prefer any combination of the two companies to be accomplished by way of an acquisition of Barra by MSCI or Morgan Stanley.

      On February 5, 2004, Barra’s board of directors held its regularly-scheduled quarterly meeting. At this meeting, Mr. Duggirala and Dr. Rudd briefly described to the board the conversations that each of them had had with Mr. Fernandez. After discussion, the directors agreed that, while they remained comfortable with their decision in July 2003 to suspend efforts to seek merger partners for Barra and to pursue a stand-alone business strategy instead, MSCI should be informed that the board, consistent with its fiduciary duties, would receive and consider bona fide proposals to merge with or acquire Barra, but that the board had made no determination to sell Barra at the present time. Furthermore, because the board was not currently engaged in any active solicitation to sell Barra, any such offers from MSCI or Morgan Stanley would have to be based upon public information or minimal non-public disclosure pursuant to a written non-disclosure agreement in order to avoid undue distraction to the operation of the business by Barra’s management and the search for a new Chief Executive Officer.

      On February 6, 2004, Mr. Duggirala called Mr. Fernandez to update him on the board’s discussion at its meeting the previous day. Mr. Duggirala also told Mr. Fernandez that he would make himself and Greg Stockett, Barra’s Chief Financial Officer, available to Mr. Fernandez and other members of MSCI’s senior management to enable MSCI to conduct limited business and financial due diligence pursuant to a written mutual non-disclosure agreement, which was executed by Barra and MSCI on February 17, 2004. On February 18 and February 19, 2004, Mr. Stockett met with Messrs. Fernandez and Retelny, other members of MSCI’s senior management and representatives of Morgan Stanley at Morgan Stanley’s offices in New York to discuss Barra’s business and allow MSCI to conduct preliminary business and financial due diligence on Barra.

      On February 19, 2004, Mr. Duggirala received an unsolicited telephone call from the Chief Executive Officer of Company E in which Company E’s Chief Executive Officer expressed interest in exploring with Mr. Duggirala the possibility of Company E, a publicly-traded company, merging with Barra. Company E’s Chief Executive Officer also communicated his preliminary thoughts by telephone and e-mail as to the strategic rationale for the transaction and tentatively indicated Company E’s willingness to consider a merger transaction that would value Barra at a 20% premium to the trading price of its common stock (which closed at $31.51 per share that day), with 50% of the transaction consideration in the form of cash and the other 50% in the form of newly issued shares of Company E’s common stock.

      In a telephone call on February 25, 2004, Mr. Duggirala advised Company E’s Chief Executive Officer that Mr. Duggirala would be conveying Company E’s tentative interest in considering a possible acquisition of Barra to Barra’s board of directors at a special meeting to be held on March 3, 2004. In addition, on February 25 and February 26, 2004, Mr. Duggirala participated in further preliminary due diligence sessions with Messrs. Fernandez, Retelny and other members of MSCI’s senior management via videoconference.

     Negotiation of the Merger

      In the afternoon of March 2, 2004, a representative of JPMorgan received a telephone call from an investment banker at Morgan Stanley & Co. Incorporated (“MS & Co.”), who was advising Morgan Stanley and MSCI. In addition, Mr. Fernandez contacted Messrs. Duggirala and Ledesma by phone. In both discussions it was communicated that MSCI, with the approval of its majority stockholder, Morgan Stanley, would be submitting a written, preliminary, non-binding proposal to acquire 100% of Barra’s outstanding common stock for between $790 million and $830 million in the aggregate in the form of cash and/or newly issued shares of Morgan Stanley’s common stock and that the proposal would remain open until March 12, 2004. These oral communications also made clear that MSCI would require a 30-day exclusivity period as a condition to MSCI continuing discussions with Barra regarding a potential acquisition and that if Barra determined to engage in any type of discussions with other parties related to the sale of Barra, MSCI would immediately withdraw its proposal and discontinue negotiations.

      On March 3, 2004, MSCI delivered to Barra’s board of directors a written, preliminary, non-binding proposal to acquire 100% of Barra’s outstanding common stock, the terms of which were consistent with the terms of MS & Co’s and Mr. Fernandez’s oral communications the previous day. In addition, the written proposal was expressly made subject to a number of other conditions, including, among other things, the completion of further due diligence to MSCI’s satisfaction, approval of the boards of directors of both Morgan Stanley and MSCI and required antitrust filings. The written proposal also expressly indicated that MSCI did not believe that it would be appropriate for MSCI to continue discussions with Barra with respect to the acquisition proposal if Barra were to continue to negotiate with other parties, and thus proposed that Barra grant MSCI exclusivity for a period of 30 days from the date of the written proposal.

      Later that day, Barra’s board of directors held a special meeting to discuss Barra’s ongoing search for a new Chief Executive Officer and the latest communications that Barra had received from MSCI and Company E. Representatives from JPMorgan and Latham & Watkins also participated in the meeting by telephone. At this meeting, Mr. Duggirala stated that in accordance with the guidance provided by the board at its last meeting, he and Mr. Stockett had provided MSCI with certain non-public information regarding Barra’s business. Mr. Duggirala also reviewed with the other members of the board the terms of the written proposal that MSCI had submitted to the board earlier that day and the substance of the communications received to date from Company E regarding its tentative interest in considering a possible merger with Barra.

      During the course of the board’s deliberations, a representative of Latham & Watkins discussed the board’s fiduciary duties under Delaware law with respect to the various courses of action under consideration by the board, and a representative of JPMorgan discussed some preliminary valuation parameters that the board might consider in evaluating the various courses of action. In addition, a representative of JPMorgan reviewed with the board the process that it had conducted in 2003 as Barra’s financial advisor to solicit indications of interest from several potential strategic combination candidates and the results of that process.

      During this meeting, members of Barra’s management and the board identified several significant factors affecting Barra’s business and prospects. In particular, they noted that the equity capital markets experienced significant improvement since the first half of 2003. However, Barra’s business did not improve correspondingly, for a variety of reasons. First, continued consolidation in the asset management industry was reducing Barra’s available customer base. Second, even with the improvements in the equity capital markets, capital spending budgets of asset management firms remained under pressure as the firms continued to focus on improving profitability. Third, Barra was experiencing increasing product competition from third parties offering less sophisticated risk models at lower prices. In part as a result of these factors, Barra’s client retention rate (the rate at which existing clients renew their service contracts with Barra), had recently fallen to levels that Barra in general had not experienced historically. In addition, the future financial performance of its POSIT joint venture remained uncertain. While Barra’s management believed that the challenges facing its core business could be successfully addressed in the long term, even as a stand-alone company, it also believed these business challenges were appropriate for the board to factor into its deliberations.

      At the conclusion of these discussions, the board determined that it was appropriate to permit management to continue providing MSCI with additional due diligence information regarding Barra for a limited additional period expiring on March 12, 2004. At the end of such period, MSCI and Morgan Stanley would be requested to submit a revised acquisition proposal based on such additional information, including more specificity regarding its valuation of Barra, the form of transaction and the form of consideration that would be offered to Barra’s stockholders. The board also determined that Barra should not enter into an exclusivity agreement with MSCI at that time, but authorized a representative of JPMorgan to orally represent to MS & Co. that Barra did not intend to actively solicit alternative indications of interest until March 12, 2004. After such date, there could be no assurance that Barra would make any further commitments to MSCI in this regard.

      With respect to Company E’s preliminary interest in a possible acquisition of Barra, the board concluded that it was likely that any transaction involving Company E would include newly issued shares of Company E’s common stock as consideration, and that Company E’s common stock was volatile and had suffered substantial price declines over a period of more than two years, and was therefore of uncertain value. In addition, the board noted that any acquisition of Barra at prices competitive to the MSCI offer would be at valuations greater than the aggregate market capitalization value of Company E. As a result of these factors, the board was not inclined to actively pursue further discussions with Company E pending further exploration of a possible transaction with MSCI and Morgan Stanley.

      The board also determined not to pursue an active solicitation of indications of interest from other third parties at that time for a variety of reasons. First, it was unclear whether MSCI’s proposal would, after further due diligence, result in a more specific proposal that would be at a valuation level that would be of interest to the board and thus any such solicitation might be premature. Second, MSCI had indicated that it would withdraw from discussions in the event that Barra were to engage in a solicitation process. Third, active solicitation of third parties presented the possibility of rumors and leaks regarding a possible transaction involving Barra, which could create significant disruption of Barra’s pending search for a new Chief Executive Officer, which remained a top priority of the board, and could create speculative activity in Barra’s common stock and potential disruption in Barra’s relations with its employees and clients. Finally, since Barra had engaged in an active solicitation of indications of interest in 2003 and determined not to proceed with any of those indications of interest, there was a concern that a further solicitation so soon thereafter would be unlikely to produce higher valuations than were indicated at that time (especially in light of the recent challenges that had developed in Barra’s business in the intervening period), and might impair Barra’s ability to successfully solicit indications of interest in the future.

      The board also concluded that before seriously considering a combination with any third party, it would be prudent to re-engage JPMorgan to assist it. Pursuant to an engagement letter dated March 3, 2004, Barra formally engaged JPMorgan to act as Barra’s financial advisor in connection with a possible merger or business combination with a third party.

      On March 4, 2004, Mr. Duggirala and a representative of JPMorgan separately communicated with Mr. Fernandez and a representative of MS & Co., respectively, to update them on the board’s discussions and conclusions at its meeting the prior day. The parties agreed to promptly commence a detailed due diligence process in order to provide MSCI with comprehensive information regarding Barra’s business. In response, certain Barra employees and representatives from JPMorgan and Latham & Watkins collectively prepared and organized due diligence materials for MSCI’s review in a data room established at Latham & Watkins’s offices in San Francisco.

      From March 6 through March 11, 2004, Messrs. Duggirala, Stockett and Ledesma, Aamir Sheikh, Barra’s President, and other members of Barra’s management, held various discussions with representatives of MSCI and MS & Co. regarding Barra’s business, financial position, prospects for future growth and financial projections. During this same time period, a number of representatives from MSCI and its advisors, including Davis Polk & Wardwell, outside legal counsel to MSCI and Morgan Stanley, performed due diligence in the data room.

      In the morning of March 12, 2004, Mr. Fernandez called Mr. Ledesma and indicated that a revised written proposal would be forthcoming later that day and that as a result of the due diligence that MSCI had performed over the course of the past few days, MSCI remained very interested in pursuing a strategic transaction with Barra. Later that day, MSCI sent to Barra’s board of directors a revised written, non-binding proposal to acquire 100% of Barra’s outstanding common stock for a price of $40 per share. The revised proposal stated that the merger consideration would be in the form of cash and/or newly issued shares of Morgan Stanley’s common stock and would not be subject to any financing contingencies. MSCI also indicated in the revised proposal that it was willing to be flexible with respect to the form of consideration to be offered in the transaction. The revised proposal also specifically indicated that MSCI expected several of Barra’s key employees to enter into employment agreements in connection with the transaction, and the revised proposal was expressly conditioned upon the completion of confirmatory and follow-up legal, business and accounting due diligence to MSCI’s satisfaction. MSCI also reiterated in the revised proposal that it did not believe that it was appropriate for MSCI to continue discussions with respect to the transaction if Barra or its agents were to simultaneously solicit or engage in discussions with other parties and thus again proposed that Barra agree to exclusive negotiations with MSCI for 30 days from the date of the revised written proposal.

      In the afternoon of March 12, 2004, Barra’s board of directors held a special telephonic meeting to consider the terms of MSCI’s revised written proposal. Representatives of JPMorgan and Latham & Watkins also participated in the meeting. At this meeting, Mr. Ledesma updated the board as to the extensive due diligence that MSCI and Morgan Stanley had conducted on Barra over the course of the preceding several days, and representatives of JPMorgan reviewed the terms of the revised proposal that MSCI and Morgan Stanley had sent to the board earlier that afternoon. No decision of the board was made at that time given that the latest proposal had been received just shortly prior to the meeting and had not been evaluated in any detail. A representative of JPMorgan stated that, in advance of the board’s next special meeting on March 15, 2004, JPMorgan would prepare and distribute to the board an analysis of MSCI’s revised proposal, and also indicated that Company E had again expressed interest in pursuing a business combination with Barra.

      In the afternoon of March 15, 2004, Barra’s board of directors held a special meeting to resume its discussion of the terms of the revised written proposal that MSCI and Morgan Stanley had delivered to the board on March 12, 2004. Representatives from JPMorgan and Latham & Watkins participated in the meeting by telephone. At this meeting, a representative of JPMorgan presented a review of MSCI’s revised proposal and summarized for the board JPMorgan’s oral discussions with a representative of MS & Co. regarding MSCI’s valuation methodologies and the extent to which MSCI might be able to increase the value of its latest proposal. In connection with this presentation, representatives of JPMorgan also provided preliminary valuation analyses of Barra for review by the board. JPMorgan also presented an analysis, using multiple alternate possible scenarios and assuming management’s financial projections over the subsequent two fiscal years were achieved, of the present value of the anticipated trading value of Barra’s common stock if Barra remained independent relative to MSCI’s proposed $40.00 per share merger consideration. A representative of Latham & Watkins also discussed with the directors their fiduciary duties under Delaware law with regard to the alternatives currently under consideration by the board.

      The board discussed solicitation of indications of interest on a confidential basis from the four companies that had participated in the 2003 solicitation process and possibly other third parties. Members of the board expressed a number of concerns with this alternative, as discussed at previous board meetings. In this regard, the board noted that the 2003 process had produced several indications of interest in an acquisition of Barra, but at valuation levels that ultimately were below that embodied in MSCI’s and Morgan Stanley’s revised proposal. The board also noted that, since this process had been terminated in July 2003, Barra’s financial performance had declined in certain key areas, such as client retention rates, and that Barra had begun its search for a new Chief Executive Officer, which created further uncertainty about Barra’s future business prospects. After consultation with JPMorgan, the board concluded that, although as a result of these and other factors it was unclear whether any of the participants in the 2003 process would be able to meet or exceed the valuation embodied in MSCI’s and Morgan Stanley’s revised proposal, it would nonetheless be appropriate and advisable to contact several of these participants to determine whether they would be interested in acquiring Barra at a valuation level that would meaningfully exceed MSCI’s and Morgan Stanley’s proposal.

      The board also discussed the possibility of entering into exclusive negotiations with MSCI, with appropriate flexibility in a definitive agreement that would allow the board to consider competing acquisition proposals that might be presented after announcement of the transaction with MSCI. The board decided that a limited solicitation of other potential acquirers that had participated in the 2003 process could provide valuable additional information in determining whether further solicitation of third parties would be advisable. Ultimately, the board determined that it was appropriate to convey to MSCI its willingness to negotiate a sale of Barra at a price of at least $42 per share of Barra’s common stock, but on a non-exclusive basis prior to execution of a definitive agreement. The board also authorized Barra’s management to negotiate with MSCI a price of no lower than $41 per share of Barra’s common stock and to agree to reimburse MSCI’s costs and expenses in the event that Barra was sold to another party within the next six months, provided that MSCI was willing to increase the value of its proposal to at least $42 per share of Barra’s common stock. The board also instructed JPMorgan to contact representatives of Company A and Company D to determine whether those parties would be interested in making an acquisition proposal for Barra at price levels that might be attractive alternatives to MSCI’s revised proposal. JPMorgan was also authorized to continue discussions with Company E’s financial advisor to determine whether Company E could present a compelling proposal. After consulting with JPMorgan, the board concluded that Company C was highly unlikely to submit a competitive offer in light of several factors, including the fact that in 2003 Company C had ultimately indicated a valuation assessment of substantially less than $40.00 per share of Barra’s common stock, and that Barra’s financial projections had been subsequently lowered. Accordingly, the board determined that the risks associated with contacting Company C, such as the possibility of rumors and leaks (and their associated disruptions), outweighed the perceived benefits.

      On March 16, 2004, a representative of JPMorgan called a representative of MS & Co. and communicated the substance of Barra’s board’s response to MSCI’s revised proposal. Later that day, the representative of MS & Co. responded that MSCI and Morgan Stanley might be in a position to offer $41 per share of Barra’s common stock, and were willing to proceed with discussions without an exclusivity agreement, provided that Barra agree to reimburse MSCI and Morgan Stanley for their out-of-pocket expenses in connection with such discussions in the event that Barra entered into a definitive agreement to sell itself to another party within the next six months.

      On March 17, 2004, a representative of JPMorgan called and spoke with a member of Company A’s senior management to solicit renewed interest in exploring the possibility of acquiring Barra. The representative of Company A agreed to explore the matter further internally with other members of its management. That same day, a representative of JPMorgan also called Company D’s Chief Executive Officer and left a voice message. On March 18, 2004, a member of Company D’s senior management returned this call and indicated that Company D would respond promptly to JPMorgan’s solicitation of interest.

      On March 17, 2004, a representative of JPMorgan contacted both Mr. Fernandez and a representative of MS & Co. to communicate Barra’s willingness to continue discussions with MSCI and Morgan Stanley only at a price of $42 per share of Barra’s common stock and acceptance of MSCI’s expense reimbursement proposal up to a maximum reimbursement of $500,000 in the aggregate. Later on March 17, 2004, a representative from MS & Co. delivered the first draft of the proposed expense reimbursement letter to JPMorgan.

      On March 18 and March 19, 2004, Mr. Duggirala and Mr. Fernandez spoke over the telephone to discuss the status of each party’s positions on price, which remained unresolved following these discussions.

      On March 21, 2004, Dr. Rudd spoke by telephone with Vikram Pandit, the President and Chief Operating Officer of Morgan Stanley’s Institutional Securities Group and a member of MSCI’s board of directors, in an attempt to reach agreement on price. No agreement was reached. Mr. Duggirala spoke by telephone with Mr. Fernandez and requested that the next formal proposal from MSCI and Morgan Stanley include a term sheet that would set forth the other material terms of MSCI’s proposal. Mr. Fernandez requested additional due diligence information from Barra in connection with MSCI’s continuing consideration of increasing its offer price, which Mr. Duggirala agreed to provide as soon as possible.

      From March 18 through March 23, 2004, the parties and their respective outside legal counsel negotiated the terms of the proposed expense reimbursement letter. Also during that period, representatives of JPMorgan engaged in discussions with MS & Co. concerning the value of the merger consideration in an attempt to persuade MSCI and Morgan Stanley to raise their proposed price to $42 per share of Barra’s common stock.

      On March 22, 2004, Mr. Fernandez called Mr. Ledesma to indicate that MSCI would be sending Barra’s board of directors a further revised proposal and that the proposal would contemplate approximately 20% of cash and approximately 80% of newly issued shares of Morgan Stanley’s common stock.

      On March 23, 2004, a representative of JPMorgan called a representative of Company E’s financial advisor to inquire whether Company E was still interested in exploring the possibility of merging with Barra. The representative of Company E’s financial advisor indicated that, subject to due diligence, Company E might be prepared to submit a non-binding proposal to acquire Barra for $43 per share of Barra’s common stock, provided that Company E would be able to obtain bank, high-yield debt or other financing for the transaction. The JPMorgan representative indicated that he would convey this information to Barra.

      Late in the afternoon of March 23, 2004, MSCI and Morgan Stanley sent the Company’s board of directors a further revised written, non-binding proposal to acquire 100% of Barra’s outstanding common stock for a price of $41 per share, which implied an aggregate transaction value of approximately $816.4 million, taking into account the acceleration and cashing out of all options to purchase shares of Barra’s common stock. The proposal contemplated that 20% of the merger consideration would be in the form of cash, with the other 80% in the form of newly issued shares of Morgan Stanley’s common stock. In addition, the proposal and the term sheet transmitted therewith expressly indicated that the definitive agreement would contain, among other provisions:

•	a requirement that Barra’s board call and hold a stockholder meeting to vote on the merger proposal, even if Barra’s board withdrew its recommendation in favor of the merger;

•	a provision preventing Barra’s board of directors from terminating the merger agreement in order to accept a superior acquisition proposal from another party;

•	irrevocable voting and support agreements from Dr. Rudd and Mr. Duggirala (who at that time collectively owned over 20% of Barra’s outstanding common stock), which would expire six months following the termination of the merger agreement for any reason;

•	possible non-competition and non-solicitation agreements by Dr. Rudd and Mr. Duggirala in favor of Morgan Stanley; and

•	a termination fee if the merger agreement was terminated under certain circumstances equal to 3.75% of the aggregate value of the merger consideration, as well as reimbursement for any out-of-pocket expenses incurred by Morgan Stanley if the merger agreement was terminated under certain circumstances.

      After receiving MSCI’s and Morgan Stanley’s further revised proposal and term sheet, Dr. Rudd, Messrs. Duggirala and Ledesma and representatives of JPMorgan and Latham & Watkins convened by teleconference in the evening of March 23, 2004 to discuss the revised proposal and the substance of JPMorgan’s telephonic communications with representatives of MS & Co. regarding the proposal, as well as JPMorgan’s latest communications with representatives of Company E’s financial advisor. Dr. Rudd and Mr. Duggirala then instructed JPMorgan to call Company E’s financial advisor and communicate the board’s willingness to arrange a meeting between representatives of Company E and Dr. Rudd and Mr. Duggirala if Company E could submit a written acquisition proposal that provided for merger consideration of at least $43 per share of Barra’s common stock without a financing condition, since such a condition would create a risk that the transaction would not be consummated if financing could not be obtained. Later that day, Mr. Ledesma forwarded copies of MSCI’s and Morgan Stanley’s further revised proposal and term sheet to the other members of the Company’s board of directors for their review and consideration.

      In the morning of March 24, 2004, a representative of JPMorgan called a representative of MS & Co. to communicate that Barra’s management saw significant issues with certain of the terms, other than price, contained in MSCI’s and Morgan Stanley’s most recent proposal and the related term sheet, and requested that Davis Polk prepare a draft of a merger agreement so that Barra’s management could assess all of the terms before responding, thus making the process more expeditious. He also communicated that Barra’s board of directors was not willing to accept a price of $41 per share of Barra’s common stock at that time, but that the board might possibly be willing to accept that price at a later date, provided that the merger consideration was solely in the form of cash and the other terms contained in the definitive agreement could be resolved to the board’s satisfaction. In addition, JPMorgan conveyed Barra’s view that it was no longer appropriate for Barra to agree to reimburse MSCI’s and Morgan Stanley’s out-of-pocket expenses if a definitive agreement was not signed and Barra was sold to another party within six months because MSCI was unwilling to offer $42 per share of Barra’s common stock. The representative of MS & Co. indicated general acceptance and understanding of Barra’s position with respect to these points and, accordingly, communicated that the first draft of a merger agreement would be promptly forthcoming from Davis Polk. In addition, the representative of MS & Co. indicated that MSCI and Morgan Stanley would consider the possibility of proceeding with the proposed transaction on an all-cash basis. Later that evening, Davis Polk distributed the first drafts of the merger agreement and the voting agreement referred to in MSCI’s revised proposal.

      On March 25, 2004, Dr. Rudd met in person with a member of Company D’s senior management, who indicated that Company D would not likely be able to formulate a proposal to acquire Barra at a price competitive with $41 per share. Separately that same day at Barra’s offices, Mr. Duggirala met with representatives of Company B at their request to generally discuss the future business directions and corporate strategies of the firms. During the meeting, Mr. Duggirala inquired about Company B’s interest in a possible acquisition of Barra. Company B’s representatives responded that they would expeditiously consider this question and promised to get back to Mr. Duggirala on March 29, 2004. However, Company B did not respond by March 29, and did not return a phone message left by Mr. Duggirala on April 2, 2004 inquiring as to the status of Company B’s consideration.

      On March 26, 2004, representatives from MSCI, Morgan Stanley and their advisors returned to the data room at Latham & Watkins’s offices in San Francisco, where they continued for several days to perform legal, business, financial and accounting due diligence on Barra.

      On March 24, 25 and 26, 2004, Barra’s senior management and outside legal counsel reviewed the draft merger and voting agreements and prepared detailed comments thereto that communicated, among other things, the following positions with respect to the terms of the proposed transaction:

•	Barra would be permitted to terminate the merger agreement in order to accept an unsolicited transaction proposal from another third party if the proposal was superior to MSCI’s proposal;

•	if Barra were to terminate the merger agreement to accept a superior proposal, it would not be required to submit the merger agreement to a vote of its stockholders;

•	the voting and support agreement would terminate immediately upon termination of the merger agreement for any reason;

•	the break-up fee would equal 2% of the aggregate merger consideration, less any out-of-pocket expenses incurred by MSCI and Morgan Stanley in connection therewith that were reimbursed by Barra, provided that Barra would not be required to reimburse such expenses to the extent that they exceeded $1 million in the aggregate; and

•	Barra would have the ability to solicit competing transaction proposals from other third parties for a period of 60 days following the execution of the merger agreement.

      On March 26, 2004, a representative of JPMorgan spoke by telephone with Company E’s financial advisor to communicate the board’s willingness to arrange a meeting between representatives of Company E and Dr. Rudd and Mr. Duggirala if Company E could submit a written acquisition proposal that provided for merger consideration of at least $43 per share of Barra’s common stock with no financing condition. The representative of Company E indicated that Company E would perform additional financial analysis with respect to a proposal to acquire Barra over the next few days, but that it was unlikely that Company E would be able to formulate an acquisition proposal that did not contain a financing condition.

      In the afternoon of March 26, 2004, Latham & Watkins sent revised versions of the merger agreement and the voting and support agreement to MSCI and Davis Polk. Shortly thereafter, Mr. Fernandez called Mr. Ledesma to express his strong objections to Barra’s comments to the agreements regarding Barra’s ability to solicit competing transaction proposals for 60 days following the execution of the merger agreement. Mr. Ledesma responded that Barra was equally disappointed with the first drafts of the agreements, specifically with regard to the provision in the merger agreement requiring Barra to take the merger agreement to a vote of its stockholders regardless of the existence of a superior proposal, and the provision in the voting and support agreement preventing Dr. Rudd and Mr. Duggirala from terminating the voting and support agreement for six months following the termination of the merger agreement. Messrs. Fernandez and Ledesma agreed that the parties and their respective financial advisors and outside legal counsel should meet in person in Latham & Watkins’s San Francisco offices on March 29, 2004 to negotiate the outstanding issues on the agreements.

      In the afternoon of March 29, 2004, representatives from MSCI, Barra and their respective financial advisors and outside legal counsel met in person in Latham & Watkins’s San Francisco offices to negotiate the outstanding issues on the agreements. The parties extensively negotiated the terms and provisions of the merger agreement and the voting and support agreement. As a result of these negotiations, the parties reached tentative agreement on the following key points:

•	Barra would be permitted to terminate the merger agreement in order to accept an unsolicited transaction proposal from another third party if the proposal were superior to MSCI’s proposal;

•	if Barra were to terminate the merger agreement to accept a superior proposal, it would not be required to submit the merger agreement to a vote of its stockholders;

•	the voting and support agreement would terminate immediately upon termination of the merger agreement for any reason; and

•	Barra would not have the ability to solicit competing transaction proposals from other third parties after the execution of the merger agreement, but would be permitted to furnish information to and conduct negotiations with a third party that makes an acquisition proposal that is reasonably likely to lead to a superior proposal.

      However, the parties were not able to come to agreement with respect to the amount of the termination fee to be paid by Barra to Morgan Stanley in the event that the merger agreement was terminated in certain circumstances. The parties’ respective financial advisors exchanged market data with respect to termination fees for transactions of the same general type and size as the proposed transaction. After negotiation, the parties ultimately agreed upon a termination fee equal to 3.25% of the aggregate value of the merger consideration, less any out-of-pocket expenses incurred by MSCI and Morgan Stanley in connection therewith that were reimbursed by Barra, provided that Barra would not be required to reimburse such expenses to the extent that they exceeded $2.5 million in the aggregate.

      In the afternoon of March 30, 2004, representatives of MSCI’s senior management indicated that Morgan Stanley would require Dr. Rudd and Mr. Duggirala to enter into three-year non-competition and non-solicitation agreements with Morgan Stanley as a condition to Morgan Stanley’s execution of the merger agreement. Meanwhile, representatives of MSCI and Davis Polk continued to conduct additional legal, business and financial due diligence in the data room and with representatives of Barra.

      On March 31, Barra delivered to MSCI and Davis Polk the first draft of its disclosure schedule relating to Barra’s representations and warranties in the merger agreement. Extensive negotiations on the disclosure schedule continued over the next five days. Concurrently therewith, the parties continued to negotiate the terms and provisions of the merger agreement, the voting agreement and Dr. Rudd’s and Mr. Duggirala’s non-competition and non-solicitation agreements.

      On April 1, 2004, a representative of Company E’s financial advisor called a representative of JPMorgan with an oral, non-binding indication of interest in a merger transaction involving Company E and Barra. The indication of interest contemplated merger consideration consisting of 50% cash and 50% of newly issued shares of Company E’s common stock, tentatively valuing Barra’s common stock at $43 per share. The oral indication of interest was expressly made subject to due diligence, Company E’s ability to obtain financing for the cash portion of the merger consideration, the approval of Company E’s stockholders and other conditions. In a subsequent conversation, a representative of Company E’s financial advisor confirmed to a representative of JPMorgan that Company E would not be able to consummate an all-cash transaction to acquire Barra.

      That same day, a member of Company A’s senior management called a representative of JPMorgan to inform him that Company A was not in a position to make a competitive proposal to acquire Barra.

      In the afternoon of April 5, 2004, Barra’s board of directors held a special meeting to discuss the terms and provisions of the proposed merger agreement among Barra, Morgan Stanley and a wholly owned subsidiary of Morgan Stanley and related matters. Members of Barra’s management and representatives from JPMorgan and Latham & Watkins also attended the meeting. Mr. Ledesma began the meeting by updating the board on the status of the negotiation of the merger agreement, the voting and support agreement and Dr. Rudd’s and Mr. Duggirala’s non-competition and non-solicitation agreements with Morgan Stanley. A representative of Latham & Watkins then provided a summary of the terms of the proposed merger agreement and the voting and support agreement and discussed the board’s fiduciary duties in connection with the review of the proposed merger and the alternative courses of action under consideration by the board. Following this presentation, representatives of JPMorgan presented a financial analysis of the proposed merger, as well as an analysis of the indications of interest that had been received in 2003. JPMorgan summarized for the board the contacts with other potential strategic acquirers that JPMorgan had made since the board’s last meeting on March 15, 2004, and noted that none of these contacts had produced expressions of interest in acquiring Barra that were competitive with MSCI’s and Morgan Stanley’s proposal, considering all of the terms and conditions, including purchase price, form of consideration, speed of execution, certainty of closing and other factors.

      The board discussed Company E’s most recent oral indication of interest, which was expressly made subject to a number of conditions, including satisfactory completion of due diligence, the approval of Company E’s stockholders, and Company E’s ability to obtain financing. Company E had not, at any point, indicated to Barra that it had received any commitment letter or presented Barra with any other evidence of the existence of financing. The board noted the fact that Company E’s common stock price was volatile and had suffered a substantial decline over a period of more than two years. Accordingly, the board believed that that stock portion of the proposed merger consideration was of uncertain value, and the cash portion was in doubt because it was subject to a financing condition. The board also noted the fact that the merger agreement did not prohibit Barra from accepting a transaction proposal in the future — whether from Company E or any other third party — that was superior to the merger. In addition, the board noted that any acquisition of Barra at prices competitive to the MSCI offer would be at valuations greater than the aggregate market capitalization value of Company E. For these and other reasons, the board determined that it would not be prudent to jeopardize the availability of a fully negotiated transaction with MSCI and Morgan Stanley in order to pursue an oral indication of interest from Company E which was subject to numerous conditions, had uncertain value and was subject to numerous significant risks.

      Following this discussion, JPMorgan rendered its oral opinion that, as of April 5, 2004, and subject to the considerations set forth in its confirmatory written opinion (which was subsequently issued), the consideration of $41 per share in cash in the proposed merger was fair from a financial point of view to Barra’s common stockholders, except that the opinion excluded those shares held by Morgan Stanley or its subsidiaries in connection with any market making or proprietary trading activity. For more information about JPMorgan’s opinion, please see the section “Opinion of Our Financial Advisor” beginning on page 28.

      The board then extensively discussed whether a sale or merger of Barra at this time, as opposed to its current stand-alone strategy, was in the best interests of Barra’s stockholders. The board also extensively discussed Barra’s future business and financial prospects on a stand-alone basis, particularly in light of the uncertainty created by Barra’s pending search for a new Chief Executive Officer, its ongoing business challenges and its recent business performance. The board also discussed the solicitation of indications of interest in 2003, as well as the terms and provisions of the merger agreement.

      Following all of these discussions, the board determined that it was advisable, fair to and in the best interests of Barra and its stockholders for the board to adopt the merger agreement and approve the merger and the related transactions. The board then unanimously adopted and approved the merger agreement, the merger and the related agreements and transactions, including an amendment to Barra’s Preferred Stock Rights Agreement, and unanimously resolved to recommend that Barra’s stockholders vote in favor of the adoption of the merger agreement and the approval of the merger and the related transactions.

      Late in the evening of April 5, 2004, the parties executed the merger agreement, the voting and support agreement and non-competition and non-solicitation agreements, and the transaction was announced by press release on the morning of April 6, 2004 prior to the opening of market trading.

Recommendation of Our Board of Directors

      Our board of directors, at a special meeting held on April 5, 2004, after due consideration, unanimously:

•	determined that it was advisable, fair to and in the best interests of Barra and its stockholders for Barra to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement;

•	adopted and approved the merger agreement and approved the merger; and

•	recommended that Barra stockholders vote for the approval and adoption of the merger agreement and approve the merger.

      In reaching its decision to adopt and approve the merger and the merger agreement and to recommend that our stockholders approve and adopt the merger agreement and approve the merger, the board of directors consulted with management and its legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices for Barra common stock, our past and current business operations and financial condition, our future prospects, the potential merger with Morgan Stanley and other strategic alternatives. The board of directors also consulted with JPMorgan as to the fairness, from a financial point of view, to our stockholders of the merger consideration.

      The board of directors also identified and considered a number of positive factors in its deliberations, including:

•	the current and historical market prices of Barra common stock relative to the $41.00 per share merger consideration, including the fact that the cash merger consideration of $41.00 per share represented a premium of 8.96% over the closing price of Barra common stock on the day prior to announcement of the transaction, a premium of 20.31% over the average closing price of Barra common stock during the 30-day period ending on April 5, 2004, a premium of 23.01% over the average closing price of Barra common stock during the 60-day period ending on April 5, 2004, a premium of 22.28% over the average closing price of Barra common stock during the 3-month period ending on April 5, 2004, a premium of 15.68% over the average closing price of Barra common stock during the 6-month period ending on April 5, 2004, and a premium of 13.46% over the average closing price of Barra common stock during the 12-month period ending on April 5, 2004;

•	the fact that the merger consideration is all cash, which provides certainty of value to holders of Barra common stock, compared to a transaction in which stockholders would receive non-cash consideration, such as stock;

•	the risks and uncertainties associated with the other strategic options available to Barra, including remaining independent and continuing to implement Barra’s growth strategy or pursuing other strategic alternatives;

•	the fact that the search for a new Chief Executive Officer to succeed Kamal Duggirala, our current Chief Executive Officer, introduced significant risk and uncertainty that Barra would be led successfully by a new individual;

•	the opinion of JPMorgan delivered on April 5, 2004 to our board of directors that, as of April 5, 2004, based upon and subject to the considerations set forth in its opinion, the consideration to be received by holders of Barra common stock in the merger was fair, from a financial point of view, to such holders, except that the opinion excluded those shares held by Morgan Stanley and its subsidiaries in connection with any market making or proprietary trading activity (for more information about JPMorgan’s opinion, please see the section “Opinion of Our Financial Advisor” beginning on page 28);

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher offer were to be made prior to the stockholder meeting and the merger agreement had not been terminated, our stockholders (other than those stockholders holding approximately 20.3% of the outstanding common stock who are subject to the voting and support agreement) would be free to reject the transaction with Morgan Stanley by voting against the merger;

•	the availability of appraisal rights for stockholders who properly exercise these statutory rights;

•	the terms of the merger agreement, as reviewed by the board of directors with Barra’s legal advisors, including:

◦	sufficient operating flexibility for Barra to conduct its business in the ordinary course between the signing of the merger agreement and closing of the transaction;

◦	the representation of Morgan Stanley that it has or will have access to and, at the closing, will have sufficient funds available to pay the merger consideration;

◦	the absence of a financing condition; and

◦	Barra’s ability to furnish information to and conduct negotiations with a third party, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as more fully described below under “The Merger Agreement — No Solicitation Covenant” on page 47 and “The Merger Agreement — Termination of the Merger Agreement” on page 51;

•	management’s assessment, after discussion with Barra’s financial advisor, among others, that Morgan Stanley has the financial capability to complete the merger; and

•	the view of the board of directors, after receiving advice of management and after consultation with Barra’s legal counsel, that the regulatory approvals necessary to complete the merger are likely to be obtained.

      The board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that Barra would no longer exist as an independent company and the stockholders would no longer participate in its growth;

•	that, under the terms of the merger agreement, Barra would not be permitted to solicit other acquisition proposals and would have to pay to Morgan Stanley a termination fee if the merger agreement were terminated under certain circumstances, which might deter others from proposing an alternative transaction that might be more advantageous to our stockholders;

•	the fact that gains from an all-cash transaction would be taxable to Barra stockholders for United States federal income tax purposes;

•	that, while the merger was expected to be completed, there could be no assurance that all conditions to the parties’ obligations to complete the merger would be satisfied, and as a result, it was possible that the merger might not be completed even if approved by the stockholders (see “The Merger Agreement — Conditions to the Consummation of the Merger” on page 50) or might be significantly delayed;

•	the risk that the merger might not be approved by the appropriate governmental authorities; and

•	that if the merger did not close, Barra would have incurred significant expenses and our employees would have expended extensive efforts to attempt to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction, and as a result, Barra might experience adverse effects on its operating results, its ability to attract or retain employees, its customer relations and its general competitive position in its markets.

      During its consideration of the transaction with Morgan Stanley, the board of directors also noted that certain of our directors and executive officers may have interests in the merger that are, or may be, different from, or in addition to, those of the stockholders generally, as described under “— Interests of Our Directors and Executive Officers in the Merger” on page 34.

      Our board of directors concluded, however, that the potentially negative factors could be managed or mitigated by Barra or were unlikely to have a material impact on the completion of the merger or on Barra or its stockholders, and that, overall, the potentially negative factors associated with the merger were outweighed by the benefits of the merger.

      The above discussion of the factors considered by the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board of directors. The board of directors reached the conclusion to approve the merger agreement in light of the various factors described above and other factors that each member of the board of directors felt were appropriate. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors. In considering the factors discussed above, individual directors may have given different weight to different factors.

      Our board of directors unanimously recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and approve of the merger.

Opinion of Our Financial Advisor

      Under an engagement letter dated March 3, 2004, we retained JPMorgan as our financial advisor in connection with the merger.

      At the meeting of our board of directors held on April 5, 2004, JPMorgan rendered its oral opinion to our board of directors that, as of such date, the consideration of $41.00 per share in cash in the proposed merger was fair from a financial point of view to our stockholders (except that the opinion excluded those shares held by Morgan Stanley or any of its subsidiaries in connection with any market making or proprietary trading activity). JPMorgan subsequently confirmed its oral opinion in writing. No limitations were imposed by our board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

      The full text of the written opinion of JPMorgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated into this summary by reference. This summary of the opinion of JPMorgan is qualified in its entirety by reference to the full text of such opinion. We urge our stockholders to read the opinion carefully in its entirety.

      JPMorgan’s written opinion was addressed to our board of directors, was directed only to the consideration to be paid in the proposed merger and does not constitute a recommendation to any stockholder of Barra as to how such stockholder should vote at the special meeting. JPMorgan has expressed no opinion as to our underlying decision to engage in the merger nor any opinion as to the price at which our common stock will trade at any future time.

      In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft of the merger agreement dated April 5, 2004;

•	reviewed certain publicly available business and financial information concerning Barra and the industries in which we operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies it deemed relevant and the consideration received for such companies;

•	compared our financial and operating performance with publicly available information concerning certain other companies it deemed relevant and reviewed the current and historical market prices of our common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Barra relating to our business;

•	held discussions with members of management of Barra with respect to aspects of the proposed merger, and our past and current business operations, our financial condition and future prospects and operations and certain other matters JPMorgan believed necessary or appropriate to its inquiry; and

•	performed such other financial studies and analyses and considered such other information as it deemed appropriate.

      In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that we furnished to it or was otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to our expected future results of operations and financial condition to which such analyses or forecasts related. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. As to all legal matters relevant to rendering its opinion, JPMorgan relied upon the advice of counsel.

      The projections furnished to JPMorgan for Barra were prepared by our management. We do not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

      JPMorgan’s opinion was based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect its opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion.

      In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

      Public Trading Multiples Analysis. With respect to Barra, using management estimates for Barra, JPMorgan compared selected financial data of Barra with similar publicly available data for selected publicly traded companies engaged in businesses which JPMorgan judged to be comparable to our business, although no company is identical to us. The following companies were selected by JPMorgan as comparable to Barra: FactSet Research Systems, Inc., Interactive Data Corporation, SS&C Technologies, Inc. and SunGard Data Systems, Inc.

      The following table summarizes the selected data reviewed by JPMorgan regarding each of these four companies (based on Wall Street research analysts’ consensus estimates of calendar year 2004 and 2005 results):

Price/
	Enterprise Value/		Enterprise Value/
					CY2004	CY2005
	CY2004	CY2005	CY2004	CY2005	Cash	Cash
	Revenue	Revenue	EBITDA	EBITDA	Earnings	Earnings

FactSet Research Systems	5.4x	5.0x	12.7x	11.5x	24.1x	22.1x
Interactive Data Corporation	3.4x	3.2x	10.0x	9.3x	22.8x	19.6x
SS&C Technologies, Inc.	6.4x	5.5x	18.0x	15.4x	34.8x	28.6x
SunGard Data Systems	2.5x	2.3x	8.2x	7.4x	19.5x	17.2x

      JPMorgan then selected the low and high values that it viewed as most comparable from the comparable company universe for each multiple and calculated the implied equity value per share by incorporating our management’s 2004 and 2005 fiscal year projections. JPMorgan assumed that we had net cash of approximately $203.1 million and there were approximately 19.7 million fully diluted outstanding shares of common stock. The results of this analysis were as follows:

			Implied Equity
	Multiple Range		Value Per Share

	Low	High	Low	High

Ratio of enterprise value to projected CY2004 revenue	2.5x	3.5x	$30.30	$38.30
Ratio of enterprise value to projected CY2005 revenue	2.25x	3.0x	$29.20	$35.50
Ratio of enterprise value to projected CY2004 EBITDA	8.0x	10.0x	$33.00	$38.70
Ratio of enterprise value to projected CY2005 EBITDA	7.0x	9.0x	$32.20	$38.50
Ratio of per market share to projected CY2004 cash earnings	19.0x	22.0x	$35.00	$40.50
Ratio of per market share to projected CY2005 cash earnings	17.0x	19.0x	$35.50	$39.70

JPMorgan noted, from the analysis described above, that the proposed merger consideration of $41.00 was above the ranges of implied equity value per share for the multiples defined above.

      Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected merger and acquisition transactions in the financial and analytical software sectors. Specifically, JPMorgan reviewed data (based on Wall Street research analysts’ consensus estimates of one- and two-year forward revenue) with respect to the following transactions announced since January 1, 2001 (the forward revenue multiples were derived by dividing the acquisition price on the date of announcement by the applicable forward revenue estimates):

		1-Year	2-Year
		Forward	Forward
Announced		Revenue	Revenue
Date	Acquisition	Multiple	Multiple

2/18/03	Reuters Group PLC’s acquisition of Multex.com, Inc.	2.1x	2.0x
1/16/03	Interactive Data Corporation’s acquisition of S&P ComStock	1.9x	NA
1/13/03	Synopsys Inc.’s acquisition of Numerical Technologies Inc.	3.3x	NM
12/19/02	Veritas Software Corporation’s acquisition of Precise Software Solutions Ltd.	4.3x	3.4x
12/6/02	Dun & Bradstreet Corporation’s acquisition of Hoover’s Inc.	3.0x	NA
5/7/02	Microsoft Corporation’s acquisition of Navision A/S	5.0x	4.2x
4/29/02	Fair Isaac Corporation’s acquisition of HNC Software Inc.	2.9x	2.5x
4/24/02	Cadence Design Systems Inc.’s acquisition of Simplex Solutions Inc.	5.6x	4.4x
2/11/02	Moody’s Corporation’s acquisition of KMV LLC	3.5x	NA
12/3/01	Synopsys Inc.’s acquisition of Avant! Corporation	2.1x	NM
5/23/01	Electronic Data Systems Corporation’s acquisition of Structural Dynamics Research	1.9x	1.7x
4/24/01	International Business Machine Corporation’s acquisition of Informix (Database Division)	1.2x	NM
1/17/01	NetIQ Corporation’s acquisition of WebTrends Corporation	9.3x	NA

NA:      Not available.

NM:     Not meaningful.

      JPMorgan then selected the low and high values that it viewed as most comparable for each multiple from the selected comparable transaction universe and calculated the implied equity value per share of our common stock using our management’s 2004 and 2005 calendar year estimated revenues. In each calculation,

JPMorgan assumed that we had net cash of approximately $203.1 million and approximately 19.7 million fully diluted outstanding shares. The results of this analysis were as follows:

	Multiple		Implied Equity
	Range		Value Per Share

	Low	High	Low	High

Ratio of enterprise value to projected 1-year forward revenue	3.0x	3.5x	$34.30	$38.30
Ratio of enterprise value to projected 2-year forward revenue	2.5x	3.0x	$31.30	$35.50

JPMorgan noted, from the analysis described above, that the proposed merger consideration of $41.00 was above the ranges of implied equity value per share for the multiples defined above.

      Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for our common stock. JPMorgan calculated the unlevered free cash flows that we are expected to generate during fiscal years 2004 through 2009 based upon our management’s estimated financial projections for fiscal years 2004 through 2007 and discussions with our management regarding their estimated financial projections for fiscal years 2008 and 2009. JPMorgan also calculated a range of terminal asset values of Barra at the end of the fiscal year ending March 31, 2009 by applying a terminal growth rate range of 2% to 3%. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a discount rate range of 8.0% to 10.0%, which was chosen by JPMorgan based upon an analysis of our weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for our net cash of $203.1 million as of February 29, 2004.

      Based on the terminal growth rate of 2% to 3% and a discount rate of 9.0%, the discounted cash flow analysis indicated a range of equity values of between $39.50 and $43.20 per share of our common stock on a stand-alone basis.

      JPMorgan noted, from the analysis described above, that the proposed merger consideration of $41.00 was within the implied equity value per share range under the discounted cash flow analysis.

      Leveraged Buy-out Analysis. JPMorgan performed a leveraged buy-out analysis of Barra based upon our management’s estimated financial projections for fiscal years 2004 through 2007 and discussions with our management regarding their estimated financial projections for fiscal years 2008 and 2009. In this analysis, JPMorgan assumed a capitalization structure based on an EBITDA leverage ratio of 4.0 times our fiscal 2004 estimated EBITDA, a required rate of return to a financial buyer of 25% and a range of terminal EBITDA multiples of 11.0x to 13.0x.

      JPMorgan noted that this analysis indicated an approximate implied per share equity reference range for our common stock of $32.90 to $35.40, as compared to the proposed merger consideration of $41.00 per share. JPMorgan noted, from the analysis described above, that the proposed merger consideration of $41.00 was above the implied per share equity reference range under the leveraged buy-out analysis.

      Summary of Analyses. With respect to each of the four analyses described above, JPMorgan noted that the proposed merger consideration of $41.00 was either above the valuation range for the companies and transactions with which we and the merger were compared (in the case of the Public Trading Multiples Analysis, Selected Transaction Analysis, and Leveraged Buy-out Analysis) or within the range (in the case of the Discounted Cash Flow Analysis) resulting from each particular analysis, and in none of the four analyses was the proposed merger consideration below the range.

      The results of the four analyses, as set forth separately in connection with the preceding discussion of each analysis (to which reference is made for further information about the applicable analysis), have been combined in the following table:

			Implied Equity
	Multiple Range		Value Per Share

	Low	High	Low	High

Public Trading Multiples Analysis
Ratio of enterprise value to projected CY2004 revenue	2.5x	3.5x	$30.30	$38.30
Ratio of enterprise value to projected CY2005 revenue	2.25x	3.0x	$29.20	$35.50
Ratio of enterprise value to projected CY2004 EBITDA	8.0x	10.0x	$33.00	$38.70
Ratio of enterprise value to projected CY2005 EBITDA	7.0x	9.0x	$32.20	$38.50
Ratio of enterprise value to projected CY2004 cash earnings	19.0x	22.0x	$35.00	$40.50
Ratio of enterprise value to projected CY2004 cash earnings	17.0x	19.0x	$35.50	$39.70

Selected Transaction Analysis
Ratio of enterprise value to projected 1-year forward revenue	3.0x	3.5x	$34.30	$35.50
Ratio of enterprise value to projected 2-year forward revenue	2.5x	3.0x	$31.30	$35.50

Discounted Cash Flow Analysis
2% to 3% terminal growth rate, 9% discount rate and adjusted range of terminal values	—	—	$39.50	$43.20

Leveraged Buy-out Analysis
EBITDA leverage ratio of 4.0 times fiscal 2004 estimated EBITDA, 11.0x to 13.0x terminal EBITDA multiple range and 25% required rate of return to financial buyer	—	—	$32.90	$35.40

      In reaching its opinion, JPMorgan did not assign any particular weight to any one analysis, or the results yielded by that analysis, although JPMorgan noted that none of its analyses, if viewed on a stand-alone basis, failed to support its opinion. Rather, having reviewed these results in the aggregate, JPMorgan exercised its professional judgment in determining that, based on the aggregate of the analyses used and the results they yielded, the proposed merger consideration was fair, from a financial point of view, to our stockholders. JPMorgan believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analyses and, accordingly, also made qualitative judgments concerning differences between the characteristics of Barra and the merger and the data selected for use in its analyses.

      The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

      As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise us with respect to the merger on the basis of such experience and its familiarity with our business.

      For services rendered in connection with the merger, we have agreed to pay JPMorgan a fee equal to 0.8% of our equity value at the closing date, estimated to be approximately $6.5 million, against which will be credited a fee previously paid by us to JPMorgan in connection with JPMorgan’s services in soliciting interest from potential acquirors of Barra in 2003. In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

      JPMorgan and its affiliates maintain banking and other business relationships with us and our affiliates (including acting as a financial advisor to us in connection with proposed acquisition opportunities) and Morgan Stanley and its affiliates, for which JPMorgan receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of us or Morgan Stanley for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

The Voting and Support Agreement

      The following summary describes the material provisions of the voting and support agreement, which is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the voting and support agreement that is important to you. We encourage you to read the voting and support agreement carefully in its entirety.

      Concurrently with the execution and delivery of the merger agreement, Morgan Stanley and Morgan Stanley Risk Holdings entered into a voting and support agreement with Kamal Duggirala, our chief executive officer, and Dr. Andrew Rudd, the chairman of our board of directors. As of the record date for the Barra special meeting, an aggregate of 3,881,393 shares of Barra common stock were subject to the voting and support agreement, representing approximately 20.3% of the outstanding shares of Barra common stock.

      Under the voting and support agreement, each of Mr. Duggirala and Dr. Rudd agreed to vote all of his shares of Barra common stock: (i) in favor of the approval of the terms of the merger agreement and of the other transactions contemplated by the merger agreement; and (ii) against the following actions or proposals:

•	any acquisition proposal other than the merger;

•	any reorganization, recapitalization, liquidation, or winding up of Barra, or any other extraordinary transaction involving Barra;

•	any corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation of the transactions contemplated by the merger agreement; and

•	other matters relating to, or in connection with, any of the foregoing.

      Each of Mr. Duggirala and Dr. Rudd has given Morgan Stanley an irrevocable proxy to vote his shares of Barra common stock in favor of the merger agreement and against any of the matters set forth in the four bullet points above.

      The voting and support agreement prohibits each of Mr. Duggirala and Dr. Rudd from transferring any shares of Barra common stock at any time prior to the termination of the voting and support agreement, except that each of Mr. Duggirala and Dr. Rudd may assign or transfer up to 50,000 shares of Barra common stock to any charitable organization or estate planning vehicle, provided that the transferees of any such shares agree to be bound by the provisions of the voting and support agreement, including agreeing to vote the shares in favor of the merger agreement, and each of Mr. Duggirala and Dr. Rudd may directly or indirectly sell shares to exercise options to acquire additional shares, pursuant to a “cashless” stock option exercise program during the ten business day period prior to the closing of the merger (providing no competing acquisition proposal is outstanding). Each of Mr. Duggirala and Dr. Rudd also has agreed not to exercise any appraisal or similar rights under Section 262 of the Delaware General Corporation Law, as amended, in connection with the merger.

      Each of Mr. Duggirala and Dr. Rudd also agreed not to deposit any shares of Barra common stock in a voting trust or subject any shares of Barra common stock to any arrangement with any person with respect to the voting of such shares of Barra common stock, except as permitted by the voting and support agreement. Further, each of Mr. Duggirala and Dr. Rudd has also agreed to act in accordance with the no solicitation covenant described under the section entitled “The Merger Agreement — No Solicitation Covenant” beginning on page 47, whether or not each such individual remains a director or employee of Barra.

      The voting and support agreement also provides that Mr. Duggirala and Dr. Rudd will execute and deliver additional or further consents, documents and other instruments as Morgan Stanley may reasonably request for the purpose of effectively carrying out the transactions contemplated by the voting and support agreement.

      The voting and support agreement terminates upon any termination of the merger agreement, including a termination by Barra in order to enter into a written agreement for a superior proposal.

Amendment to the Rights Agreement

      We are a party to a Preferred Stock Rights Agreement dated August 15, 2001 with Mellon Investor Services LLC, as amended by Amendment No. 1 to the Preferred Stock Rights Agreement, dated as of February 13, 2003, which we refer to as the rights agreement. The rights agreement has the effect of making an acquisition of Barra prohibitively expensive for a potential acquiror unless prior approval of our board of directors is granted. As a condition to its entering into the merger agreement, Morgan Stanley required us to amend the rights agreement to render it inapplicable to the merger, the merger agreement, the voting and support agreement and other transactions contemplated by the merger agreement and the voting and support agreement. We amended the rights agreement in this manner on April 5, 2004.

Interests of Our Directors and Executive Officers in the Merger

      In considering the recommendation of our board of directors to vote for the proposal to approve and adopt the merger agreement and the merger, you should be aware that our directors and executive officers may have agreements or arrangements that may provide them with interests in the merger that differ from, or are in addition to, those of other Barra stockholders. Our board of directors was aware of these agreements and arrangements as they relate to our directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our stockholders that they vote to approve and adopt the merger agreement and the merger.

Treatment of Stock Options

      All outstanding unvested options to purchase shares of Barra common stock will be accelerated and become fully exercisable and vested, so that those options may be exercised in full during the period beginning ten business days prior to the closing date of the merger and ending on the closing date. Upon consummation of the merger, all unexercised options to purchase shares of Barra common stock will be cancelled and converted into the right to receive $41.00 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than $41.00 will be cancelled upon the closing without payment of any consideration.

      As of May 4, 2004, our non-executive directors held stock options to acquire 217,500 shares of Barra common stock, with a weighted average exercise price of $28.48 per share, comprised of vested options representing $2,657,912 of value, and unvested options representing $169,438 of value, based on the $41.00 per share merger consideration. As of May 4, 2004, our executive officers held stock options to acquire 1,173,825 shares of Barra common stock, with a weighted average exercise price of $29.59 per share, comprised of vested options representing $12,254,766 of value, and unvested options representing $3,974,808 of value, based on the $41.00 per share merger consideration.

Restricted Stock

      On February 5, 2004, our Board of Directors granted shares of restricted common stock to three of our executive officers: Aamir Sheikh, our President, received 31,230 shares; Greg Stockett, our Chief Financial Officer, received 31,230 shares; and Bruce Ledesma, our Executive Vice President and General Counsel, received 15,615 shares. Under the terms of the restricted stock agreements accompanying these grants, the shares of restricted stock held by each of Messrs. Sheikh, Stockett and Ledesma may not be transferred and are subject to forfeiture in the event that such officer’s employment with Barra is terminated. Under the restricted stock agreements, these transfer and forfeiture restrictions will lapse with respect to two-thirds of the shares on February 5, 2006, and the remaining one-third of the shares on February 5, 2008, subject to such officer’s continuous employment with Barra through those dates. Under the merger agreement, all outstanding shares of restricted common stock held by Messrs. Sheikh, Stockett and Ledesma will become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability immediately prior to the consummation of the merger. As a result, Messrs. Sheikh, Stockett and Ledesma will be entitled to receive the $41.00 cash merger consideration for each share of restricted stock held by them upon consummation of the merger, or an aggregate of $1,280,430, $1,280,430 and $640,215, respectively.

Career Transition Plan

      On February 5, 2004, our board of directors adopted our career transition plan, pursuant to which each of Kamal Duggirala, Aamir Sheikh, Greg Stockett, Bruce Ledesma and Wendy Lukas are entitled to enhanced severance benefits relating to equity and cash compensation, sabbatical leave and medical and dental benefits in the event their employment is terminated under certain circumstances within 12 months following a change in control.

      Pursuant to the career transition plan, if Mr. Duggirala’s employment is terminated without cause within 12 months following the consummation of the merger, Mr. Duggirala would be entitled to accrued base salary compensation and paid time off to the date of termination, 3 years of additional base compensation, a prorated annual target bonus, a payout for untaken sabbatical leave and the costs of medical and dental insurance premiums for Mr. Duggirala and his dependents for a period of 3 years. If the employment of any of Messrs. Sheikh, Stockett or Ledesma or Ms. Lukas is terminated without cause within 12 months following the consummation of the merger, each such individual would be entitled to accrued compensation and paid time off to the date of termination, 2 years of additional base salary compensation, a prorated annual target bonus and the costs of medical and dental insurance premiums for such individual and such individual’s dependents for a period of 2 years.

      In addition, upon consummation of the merger, each of Messrs. Duggirala, Stockett and Ledesma will be eligible to terminate his own employment for good reason within 12 months following the consummation of the merger pursuant to the career transition plan, entitling each such individual to the benefits outlined in the previous paragraph. Each of Mr. Sheikh and Ms. Lukas may also be eligible to terminate his or her employment for good reason pursuant to the career transition plan if certain triggering events occur within 12 months following the consummation of the merger, which would entitle each such individual to the benefits outlined in the previous paragraph.

Indemnification and Insurance

      The merger agreement provides that for a period of six years from and after the effective time of the completion of the merger, the surviving corporation will indemnify and hold harmless each of our present and former directors and officers, and certain other named individuals with whom we currently have indemnification agreements, in respect of acts or omissions at or prior to the consummation of the merger to the fullest extent permitted under applicable law.

      The merger agreement also provides that Barra shall purchase, at a cost not to exceed $4 million, a prepaid officers’ and directors’ liability insurance policy for a period of six years after the consummation of the merger. In addition, if Morgan Stanley, the surviving corporation or any of its successors or assigns merges into any other person and is not the surviving corporation or transfers or conveys all or substantially all of its assets to any person, proper provisions must be made so that the successors and assigns of Morgan Stanley or the surviving corporation will assume, jointly and severally, all of the obligations set forth in the section of the merger agreement relating to directors’ and officers’ liability.

      Morgan Stanley has also agreed not to modify the certificate of incorporation or bylaws of the surviving corporation in any manner that would adversely affect the rights of the indemnified persons described above as they existed on April 5, 2004.

Letter Agreement with Dr. Andrew Rudd

      Dr. Andrew Rudd has entered into a letter agreement with Morgan Stanley, dated as of April 5, 2004, pursuant to which Morgan Stanley agreed, upon consummation of the merger, to pay, or cause Barra (as the surviving company of the merger) to pay, to Dr. Rudd a lump sum amount in cash of $240,000 in settlement of any obligation Barra has to Dr. Rudd and his spouse to continue to provide to Dr. Rudd and his spouse medical and dental plan coverage. Also pursuant to the letter, Dr. Rudd agreed, upon consummation of the merger, to release Barra from any claim or obligation to provide to Dr. Rudd and his spouse any such medical and dental plan coverage.

Dividends

      Pursuant to the merger agreement, we are prohibited from declaring any dividends prior to the completion of the merger without the prior written consent of Morgan Stanley. During the fiscal quarter ended December 31, 2003, our board of directors declared a special dividend of $1.00 per share payable January 2, 2004, and announced its intention to pay a quarterly dividend of $0.125 per share beginning in the fiscal quarter ended March 31, 2004. Such quarterly dividend was paid in March 2004. Due to the restriction contained in the merger agreement, however, Barra will not pay any further quarterly dividends to its stockholders during the pendency of the merger. Upon consummation of the merger, all outstanding shares of Barra common stock (other than unconverted shares) will be converted into the right to receive the $41.00 cash merger consideration, and the right to participate in dividends declared thereon will be terminated upon such conversion.

Regulatory Matters

      The merger is subject to review by the Department of Justice and the FTC under the HSR Act. Under the HSR Act, we cannot complete the merger until both parties have notified the Department of Justice and the FTC, of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. Barra and Morgan Stanley filed notification and report forms under the HSR Act with the FTC and the Department of Justice on April 16, 2004. Early termination of the waiting period under the HSR Act was granted on April 23, 2004.

      We are also required to obtain additional regulatory approvals from or make additional regulatory notifications to various state and foreign authorities, including but not limited to Germany, Ireland, Brazil and Taiwan. While we expect to obtain all required regulatory approvals, we cannot assure you that these regulatory approvals will be obtained or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied. Morgan Stanley and Barra have not yet obtained any of the foreign governmental or regulatory approvals required to complete the merger.

      There can be no assurance that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions that would have a materially adverse effect on the combined company if the merger is completed. These restrictions and conditions could include the grant of a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses.

      Under the merger agreement, each of Barra and Morgan Stanley has agreed to use its reasonable best efforts to cause the satisfaction of all conditions to closing the merger, including using reasonable best efforts to gain clearance from antitrust and competition authorities and to obtain other required approvals. However, Morgan Stanley is not required to consummate the merger if any action or proceeding has been instituted or is pending, by any government, governmental authority or agency, before any court or governmental authority or agency, that:

•	challenges or seeks to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger;

•	seeks to obtain material damages or otherwise directly or indirectly relates to the transactions contemplated by the merger agreement;

•	seeks to restrain or prohibit the ownership or operation by Morgan Stanley or any of its subsidiaries or affiliates of all or any portion of the business or assets of Morgan Stanley and its subsidiaries, taken as a whole;

•	seeks to restrain or prohibit the ownership or operation by Morgan Stanley or any of its subsidiaries or affiliates of all or any portion of the business or assets of Barra and its subsidiaries, taken as a whole, which has had or would be reasonably expected to have a material adverse effect on Barra;

•	seeks to compel Morgan Stanley or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of Morgan Stanley or any of its subsidiaries, taken as a whole; or

•	seeks to compel Morgan Stanley or any of its subsidiaries or affiliates to dispose of or hold separate all or any portion of the business or assets of Barra or any of its subsidiaries, taken as a whole, which has had or would be reasonably expected to have a material adverse effect on Barra.

      Although we do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, we cannot assure you that we will obtain all regulatory approvals necessary to complete the merger.

      In addition, even after the statutory waiting periods and clearance of the merger, and even after completion of the merger, either the Department of Justice or the FTC could challenge, seek to block or block the merger under applicable antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under applicable antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Appraisal Rights

      Holders of shares of Barra common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Barra common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Barra common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

      Under Section 262, persons who hold shares of Barra common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

      Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval and adoption of the merger agreement and the merger by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex D. Any holder of Barra common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

      Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the approval and adoption of the merger agreement and the merger at the special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the approval and adoption of the merger agreement and the merger. A holder of shares of Barra common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the approval and adoption of the merger agreement and the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and the merger or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement and the merger (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement and the merger at the special meeting of stockholders will constitute a waiver of appraisal rights.

      Only a holder of record of shares of Barra common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of Barra common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of Barra common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

      All written demands for appraisal pursuant to Section 262 should be sent or delivered to Barra, Inc., 2100 Milvia Street, Berkeley, California 94704, Attention: General Counsel.

      Within ten days after the effective time of the merger, the surviving corporation must notify each holder of Barra common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval and adoption of the merger agreement and the merger, that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of Barra common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Barra common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Barra common stock within the time prescribed in Section 262.

      Within 120 days after the effective time of the merger, any holder of Barra common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

      Under the merger agreement, Barra has agreed to provide Morgan Stanley notice of any demands for appraisal received by it. Morgan Stanley will have the right to participate in all negotiations and proceedings with respect to demands for appraisal under the Section 262 of the DGCL. Barra will not voluntarily make any payments with respect to, or settle or offer to settle, any demand for appraisal without the written consent of Morgan Stanley.

      If a petition for an appraisal is timely filed by a holder of shares of Barra common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

      After determining the holders of Barra common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

      Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the $41.00 per share in cash merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery of Delaware and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We do not anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Barra common stock is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Barra common stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

      Any holder of shares of Barra common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Barra common stock as of a record date prior to the effective time of the merger).

      If any stockholder who demands appraisal of shares of Barra common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of Barra common stock will be deemed to have been converted at the effective time of the merger into the right to receive $41.00 in cash per share merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the court deems just.

      Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Material United States Federal Income Tax Consequences

      The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of Barra common stock whose shares are converted into the right to receive cash pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of Barra common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	Non-United States Holders (as defined below);

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of Barra common stock upon the exercise of stock options or otherwise as compensation.

      In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of Barra common stock who exercise appraisal rights under Delaware law.

      We urge each holder of Barra common stock to consult its tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

      For purposes of this discussion, a “United States Holder” means a holder of Barra common stock that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered United States Holders for federal income tax purposes.

      A “Non-United States Holder” is a holder other than a United States Holder.

      If a partnership or other pass-through entity holds Barra common stock, the tax treatment of a partner in the partnership or member in the other entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding Barra common stock, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger to them.

Consequences of the Merger

      The receipt of cash in exchange for shares of Barra common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of Barra common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of Barra common stock exchanged for cash pursuant to the merger. Any such gain or loss will be long-term capital gain or loss if the United States Holder’s holding period for the shares of Barra common stock exceeds one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Backup Withholding

      Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of Barra common stock after completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form, or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

      THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF BARRA COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Delisting and Deregistration of Barra Common Stock

      If the merger is completed, Barra common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act, and we will no longer file periodic reports with the SEC.

Litigation Related to the Merger

      On April 8, 2004, a purported stockholder class action lawsuit was filed in Superior Court of the State of California, County of Alameda, against Barra, each of our directors and MSCI. The lawsuit, Rector v. Barra, Inc., et al., (Case No. RG04150051) alleges that the defendants breached, or aided the other defendants’ breaches of, their fiduciary duties of loyalty, due care, independence, good faith and fair dealing owed to the public stockholders of Barra in connection with the merger. Specifically, the lawsuit alleges that the defendants failed to take steps to maximize the value of Barra, took steps to avoid competitive bidding, capped the price of Barra stock, gave MSCI an unfair advantage by failing to solicit other potential acquirors or alternative transactions and failed to properly value Barra. The plaintiff seeks to enjoin Barra from proceeding with the proposed merger with Morgan Stanley and Morgan Stanley Risk Holdings. Additionally, the complaint seeks certification of a class, a declaration that Barra and its directors have breached their fiduciary duties in entering into the merger agreement, an injunction barring the proposed merger unless and until Barra adopts and implements a procedure or process to obtain the highest possible price for stockholders, a constructive trust upon any benefits improperly received by Barra, any of its directors or MSCI as a result of the proposed merger, costs, and attorneys’ and experts’ fees.

      The time for the defendants to respond to the complaint has not yet expired and, to date, no motions have been filed by any of the parties to the lawsuit. We believe that this lawsuit is meritless and we intend to vigorously defend against the allegations in the complaint.

THE MERGER AGREEMENT

      The following is a description of the material aspects of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Merger

      Pursuant to the merger agreement, Holdings will merge with and into Barra, with Barra surviving as a wholly-owned subsidiary of Morgan Stanley. At the effective time of the merger, all of our property, rights, privileges, immunities, powers and franchises before the merger will vest in the surviving corporation and all of our debts, liabilities and duties before the merger will become the debts, liabilities and duties of the surviving corporation. Following the merger, the directors of Holdings at the effective time of the merger will be the directors of the surviving corporation, and the then-current officers of Barra will be the officers of the surviving corporation.

Merger Consideration

      The merger agreement provides that each share of Barra common stock outstanding immediately prior to the effective time of the merger (other than unconverted shares), will be converted into the right to receive $41.00 in cash.

Procedures for Payment of Merger Consideration

      Stockholders should not return share certificates with the enclosed proxy card.

      Mellon Investor Services LLC will act as the exchange agent for the payment of the merger consideration. Promptly after the completion of the merger, Morgan Stanley shall cause Mellon Investor Services LLC to mail the following materials to each holder of record of Barra common stock at the time the merger is consummated:

•	a letter of transmittal for the stockholder’s use in submitting its shares to the exchange agent for payment of the merger consideration, and

•	instructions explaining what a stockholder must do to effect the surrender of its share certificates in exchange for the merger consideration.

      Upon receipt of a letter of transmittal, each stockholder should complete and sign the letter of transmittal and return it to the exchange agent together with the stockholder’s share certificates in accordance with the instructions.

      Upon completion of the merger, each Barra share certificate, other than those representing unconverted shares, will represent only the right to receive $41.00 in cash.

      At the effective time of the merger, Morgan Stanley will deposit, or will cause to be deposited, in trust with the exchange agent for the benefit of our former stockholders, cash sufficient to deliver the aggregate merger consideration.

      Morgan Stanley and the surviving corporation are entitled to deduct and withhold from the consideration otherwise payable such amounts as are required by applicable law.

Transfers of Ownership and Lost Stock Certificates

      Following the effective time of the merger, there shall be no further registration of transfers of shares of Barra common stock. If, after such time, share certificates are presented to the surviving corporation, they shall be cancelled and exchanged for the merger consideration. If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered share certificate is registered in our records, the exchange agent will only issue such merger consideration if (i) the certificate representing such shares and presented to the exchange agent is properly endorsed or is otherwise accompanied by all documents required to evidence and effect such transfer and (ii) the person surrendering the share certificate for payment pays to the exchange agent any applicable stock transfer taxes or otherwise produces evidences that such taxes have been paid.

      In the event any share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in such amount as the surviving corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such share certificate, the exchange agent will issue, in exchange for such lost, stolen or destroyed share certificate, the merger consideration, the right into which shares represented by such certificate shall have been converted pursuant to the merger agreement.

Unclaimed Amounts

      Any portion of the merger consideration which remains undistributed to our stockholders six months after the effective time of the merger will be delivered by the exchange agent to Morgan Stanley, and any of our stockholders who have not previously exchanged shares for the merger consideration will only be entitled to look to Morgan Stanley for payment of the merger consideration and any dividends or distributions due, without interest, with respect to the shares formerly represented by their certificates. If any certificate shall not have been surrendered (i) prior to two years after the effective time of the merger or (ii) immediately prior to such earlier time when such amounts would otherwise escheat to or become the property of any governmental entity, any amounts remaining unclaimed by our former stockholders shall, to the extent permitted by applicable laws, become the property of Morgan Stanley, free and clear of all claims or interest of any person previously entitled thereto.

Representations and Warranties

Barra

      We have made a number of representations and warranties to Morgan Stanley regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification;

•	our and our subsidiaries’ capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger and the approval of our board of directors;

•	government filings required in connection with the merger;

•	no violation of our charter documents, applicable law or certain contracts and no creation or imposition of any lien as a result of entering into the merger agreement and consummating the merger;

•	the filing of required company reports with the SEC, the compliance of such reports with applicable requirements of applicable federal securities laws, rules and regulations, the accuracy and completeness of the information contained in such reports and the content of our financial statements included in such reports;

•	the accuracy and completeness of information in this proxy statement and its compliance with applicable federal securities laws;

•	absence of certain changes since March 31, 2003;

•	absence of undisclosed litigation and liabilities;

•	our compliance with laws, including federal securities laws and certain laws with respect to corporate governance;

•	our material contracts;

•	non-competition agreements and other restrictions on our business;

•	agreements with bankers, brokers and finders;

•	the opinion of our financial advisor with respect to the merger consideration;

•	tax matters;

•	intellectual property;

•	employee benefits matters;

•	environmental matters;

•	non-applicability of antitakeover statutes and our rights agreement;

•	our ERISA status; and

•	the non-applicability to us of the Investment Advisers Act.

Morgan Stanley

      Morgan Stanley has made a number of representations and warranties to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	Morgan Stanley’s and Morgan Stanley Risk Holdings’ organization, good standing and qualification;

•	Morgan Stanley’s and Morgan Stanley Risk Holdings’ corporate power and authority to enter into the merger agreement and consummate the merger;

•	governmental filings required in connection with the merger;

•	no violation of Morgan Stanley’s or Morgan Stanley Risk Holdings’ charter documents, applicable law or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	the fact that the merger will not result in the creation or imposition of any lien;

•	the accuracy and completeness of information provided by Morgan Stanley for inclusion in this proxy statement;

•	absence of undisclosed litigation;

•	agreements with bankers, brokers and finders; and

•	availability of sufficient funds to pay the merger consideration.

      Many of the representations and warranties of Barra and Morgan Stanley are qualified by a material adverse effect standard. A “material adverse effect” means, with respect to either Barra or Morgan Stanley, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such party and its subsidiaries, taken as a whole, except that any such effect to the extent resulting from any of the following will not be considered a material adverse effect:

•	changes in circumstances or conditions generally affecting the industry in which such party operates;

•	changes in general economic or business conditions or in financial markets in the United States or in the markets in which such party operates;

•	any change in the market price or trading volume of such party’s stock after the date of the merger agreement, provided that, this exception shall not prevent an assertion that any underlying cause of such reduction independently has contributed to a material adverse effect;

•	the merger agreement or the transactions contemplated thereby or the announcement thereof, provided that, this exception shall not apply to the representations contained in Sections 4.04 and 5.04 of the merger agreement (relating to non-contravention of the party’s charter documents, applicable law or certain of the party’s contracts); or

•	any willful action by Morgan Stanley or Morgan Stanley Risk Holdings designed to harm the business or operations of Barra and its subsidiaries, taken as a whole.

Interim Operations of Barra

      We have agreed that prior to the completion of the merger, unless otherwise approved in writing by Morgan Stanley, each of Barra and our subsidiaries shall:

•	conduct business in the ordinary course consistent with past practices;

•	use reasonable best efforts to preserve intact its business organizations;

•	use reasonable best efforts to preserve intact its relationships with third parties; and

•	use reasonable best efforts to keep available the services of present officers and employees.

      In addition, we have agreed that, prior to the completion of the merger, unless otherwise approved in writing by Morgan Stanley, neither we nor any of our subsidiaries shall:

•	adopt or propose any change to our certificate of incorporation or bylaws or, except as contemplated in the merger agreement, our rights agreement;

•	declare, set aside or pay any dividend or other distribution with respect to any shares of our capital stock (as a result, our regular quarterly dividend will be suspended);

•	merge or consolidate with any other person or acquire a material amount of stock or assets of any other person;

•	sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) in accordance with existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

•	(i) take any action that would make any of our representations and warranties under the merger agreement inaccurate in any material respect at, or as of any time prior to, the closing or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

•	agree or commit to do any of the foregoing.

Employee Benefit Matters

      Following the completion of the merger, Morgan Stanley shall cause service performed by our current employees and those of our subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting, and for purposes of determining severance (but not for purposes of pension benefit accrual), vacation and other paid time off entitlements (to the extent applicable), under the benefit plans of Morgan Stanley and its subsidiaries in which our employees participate to the extent such service was credited by Barra and our subsidiaries under similar benefit plans.

      Our employees who are eligible, at the closing, for sabbaticals under our paid sabbatical leave policy shall be eligible to take paid sabbatical leaves of absence, to the extent earned as of the closing, under such policy or a substantially identical policy of Morgan Stanley after the closing.

      When our employees become eligible to participate in a medical, dental or health plan of Morgan Stanley, to the extent permissible under the applicable benefit plan, Morgan Stanley shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under our applicable medical, health or dental plans and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under our analogous plan prior to the completion of the merger.

      Prior to the completion of the merger, we shall take all actions necessary to provide that immediately prior to completion of the merger, we shall make a final matching contribution with respect to participant deferrals since the date of our most recent matching contribution under our 401(k) plan. Immediately following the completion of the merger, our employees and those of our subsidiaries shall continue to participate in the welfare benefit plans in which they participated immediately prior to the completion of the merger or Morgan Stanley may transition our employees to other employee benefits that are comparable to those provided to Morgan Stanley’s similarly situated employees. Nothing in the merger agreement requires Morgan Stanley or us to continue any particular benefit plan or prevent the amendment or termination thereof. However, Morgan Stanley shall not take any action which is in violation of the terms of any benefit plan or applicable law.

Effect on Outstanding Stock Options and Restricted Stock

      All outstanding unvested options to purchase shares of Barra common stock will be accelerated and become fully exercisable and vested, so that those options may be exercised in full during the period beginning ten business days prior to the closing date of the merger and ending on the closing date. Upon consummation of the merger, all unexercised options to purchase shares of Barra common stock will be cancelled and converted into the right to receive $41.00 in cash, less the exercise price for each share underlying the options. Options with an exercise price per share greater than $41.00 will be cancelled upon the closing without payment of any consideration.

      Prior to the effective time of the merger, our board of directors will shorten the exercise periods and set a new exercise date with respect to the Company 1996 Employee Stock Purchase Plan, upon which new exercise date each participant’s option under the ESPP shall be automatically exercised, unless the participant has withdrawn from the option period beforehand. The ESPP will subsequently terminate upon the consummation of the merger.

      Immediately prior to the closing, all outstanding restricted shares of Barra common stock will become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability.

Stockholder Meeting

      We have agreed to call a meeting of our stockholders promptly after this proxy statement is cleared by the SEC and to use our reasonable best efforts to cause such meeting to be held as soon as reasonably practicable thereafter. Our board of directors has unanimously agreed to recommend the approval and adoption of the merger agreement and the merger by our stockholders (subject to our board’s right to change its recommendation, as discussed below under “— No Solicitation Covenant”), and we have agreed to use our reasonable best efforts to obtain the required stockholder approval and adoption of the merger agreement and the merger.

No Solicitation Covenant

      Under the terms of the merger agreement, we have agreed to and to cause our subsidiaries and our advisors, employees and other agents to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to April 5, 2004 with respect to an acquisition proposal (as defined below).

      We have also agreed to use our reasonable best efforts to cause any such third party in possession of confidential information about Barra to return or destroy all confidential information furnished to such third party by or on behalf of us (to the extent required by confidentiality agreements with such parties), unless we have previously received a certification from any such third party that such confidential information has been returned or destroyed.

      Under the terms of the merger agreement, subject to specific exceptions described below, we have agreed that, prior to the completion of the merger or the earlier termination of the merger agreement, neither we, our subsidiaries, nor any of our officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, will directly or indirectly:

•	solicit, initiate or take any action to facilitate or encourage the submission of any acquisition proposal;

•	enter into or participate in any discussions or negotiations with, furnish any information relating to Barra or any of our subsidiaries or afford access to the business, properties, assets, books or records of Barra or any of our subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that has notified our board of directors or any of our officers or advisors that it is, or to our knowledge is, seeking to make, or has made, an acquisition proposal, in each such case, in connection with such acquisition proposal;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Barra or any of our subsidiaries;

•	amend or grant any waiver or release or approve any transactions or redeem rights under our rights agreement (except as contemplated in the merger agreement); or

•	enter into any agreement with respect to an acquisition proposal.

      Notwithstanding the prohibitions discussed above, we are not prohibited from taking any non-appealable, final action that any court of competent jurisdiction orders us to take. Further, prior to our stockholders adopting and approving the merger agreement, our board of directors may, directly or indirectly:

•	if (i) we are presented with a bona fide unsolicited acquisition proposal after April 5, 2004, that our board of directors determines in good faith is, or is reasonably expected to result in, a superior proposal (as defined below), and (ii) our board of directors determines in good faith by a majority vote, after considering advice from outside legal counsel to Barra of nationally recognized reputation, that failure to take such actions is reasonably likely to result in a breach of its fiduciary duties under applicable law,

◦	enter into or participate in any discussions or negotiations with the third party making such acquisition proposal;

◦	furnish to such third party nonpublic information relating to Barra or any of our subsidiaries or afford access to the business, properties, assets, books or records of the Barra or any of our subsidiaries to such third party, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Morgan Stanley) with terms no less favorable to Barra than those contained in the confidentiality agreement between Barra and MSCI, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by such third party, in each case in a manner no more favorable to such third party than the cooperation or assistance given to Morgan Stanley or the efforts to facilitate or encourage any effort by Morgan Stanley;

◦	following receipt of a superior proposal, determine not to make or withdraw or modify in a manner adverse to Morgan Stanley its recommendation to our stockholders; or

•	grant any waiver or release to any third party under any standstill or similar agreement with respect to any class of equity securities of Barra or any of our subsidiaries if our board of directors first determines in good faith by a majority vote that such third party intends to make a superior proposal, provided that such waiver or release relates only to the standstill provisions of such agreement.

provided, however, that we have not breached our covenant not to solicit any acquisition proposal and we have delivered to Morgan Stanley prior written notice of our board’s intention to take such actions.

      An “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any bona fide written offer, proposal or inquiry relating to, or any third party indication of interest in:

•	any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Barra and our subsidiaries or 20% or more of any class of equity or voting securities of Barra or any of our subsidiaries whose assets, individually or in the aggregate, constitute 20% of Barra’s consolidated assets;

•	any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Barra or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of Barra’s consolidated assets; and

•	a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Barra or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of Barra’s consolidated assets.

      A “superior proposal” means any acquisition proposal (which was not solicited by Barra in violation of the no solicitation covenant) for a majority of the outstanding shares of Barra common stock:

•	that is on terms that our board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to all of Barra’s stockholders from a financial point of view than as provided under the merger agreement; and

•	for which financing, to the extent required, is then fully committed or that our board of directors reasonably determines will be available, provided that any such acquisition proposal shall not be conditioned on obtaining financing.

      We will be required to pay a termination fee to Morgan Stanley if the merger agreement is terminated as a result of certain events. See the section entitled “— Termination Fee” on page 52.

      We have agreed to:

•	promptly (and in no event later than 24 hours) notify Morgan Stanley in writing of (i) the receipt of any acquisition proposal, (ii) any notification to our board of directors or any of our officers or advisors that a third party is considering making an acquisition proposal or (iii) any request for information received by our board of directors or any of our officers or advisors for information relating to Barra or any of its subsidiaries, or for access to the business, properties, assets, books or records of Barra or any of its subsidiaries, by any third party that has made, or that has notified Barra that it is, or to Barra’s knowledge is, considering making an acquisition proposal, including the identity of the third party and the material terms and conditions of the acquisition proposal or notification; and

•	keep Morgan Stanley fully informed, on a prompt basis, of any material change in the status or details of any such acquisition proposal or notification.

      Notwithstanding any change in the recommendation of our board of directors, the merger agreement will be submitted to the vote of our stockholders at the special meeting of stockholders unless the merger agreement has first been terminated. We may not submit any other acquisition proposal to the vote of our stockholders, or propose to do so, prior to the termination of the merger agreement.

      The no solicitation covenant in the merger agreement does not prevent us from complying with Rule 14e-2(a) under the Securities Exchange Act with regard to an acquisition proposal.

Timing of Closing

      The closing will occur as soon as possible, but in no event later than the third business day following the satisfaction or waiver (to the extent permitted under the merger agreement) of all of the conditions set forth in the merger agreement, or at such other place, time and date as Barra and Morgan Stanley agree to in writing.

Conditions to the Consummation of the Merger

      The obligations of each of Barra, Morgan Stanley and Morgan Stanley Risk Holdings to consummate the merger are subject to the satisfaction of each of the following conditions:

•	approval and adoption of the merger agreement and the merger by our stockholders in accordance with Delaware law;

•	there shall not be any law or regulation or any judgment, injunction, order or decree that prohibits the consummation of the merger; and

•	the waiting period under the HSR Act must have expired or been terminated, and the parties shall have obtained any other required antitrust approvals.

      Morgan Stanley’s and Morgan Stanley Risk Holdings’ obligations to complete the merger are subject to the satisfaction of certain conditions, including:

•	we shall have performed in all material respects all of our obligations under the merger agreement required to be performed by us at or prior to the closing;

•	our representations and warranties shall be true at and as of the closing as if made at and as of such time (unless addressing matters only as of a particular date), deeming such representations and warranties to have been made without any qualifications as to materiality, except for breaches of representations and warranties that have not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as defined in the section entitled “— Representations and Warranties” on page 44) on us; and

•	there shall not have been instituted or pending any action, proceeding or investigation by any government or governmental agency (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the merger, seeking to obtain material damages or otherwise directly or indirectly relating to the merger or (ii) seeking to restrain or prohibit the ownership and operation, by Morgan Stanley, its subsidiaries or affiliates, of all or any portion of the business of Morgan Stanley, its subsidiaries or affiliates, taken as a whole, or of all or any portion of the business of Barra or our subsidiaries, taken as a whole, including without limitation any divestiture, which, in the case of clause (ii) only, have had or could reasonably be expected to have a material adverse effect on us.

      The obligation of Barra to effect the merger is subject to the satisfaction of the following conditions:

•	each of Morgan Stanley and Morgan Stanley Risk Holdings shall have performed in all material respects all of its obligations under the merger agreement required to performed by it at or prior to the closing; and

•	the representations and warranties of Morgan Stanley shall be true at and as of the closing as if made at and as of such time (unless addressing matters only as of as of a particular date), deeming such representations and warranties to have been made without any qualifications as to materiality, except for breaches of representations and warranties that have not had, or could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Morgan Stanley.

Termination of the Merger Agreement

      Under each of the circumstances described below, the merger agreement may be terminated at any time prior to the completion of the merger, notwithstanding the approval of the merger agreement by our stockholders (unless as specified below).

      The merger agreement may be terminated and the merger may be abandoned at any time prior to completion of the merger by mutual written consent of Barra and Morgan Stanley.

      In addition, either Morgan Stanley or Barra may terminate the merger agreement and abandon the merger at any time prior to the completion of the merger if:

•	the merger has not been consummated on or before October 15, 2004; provided that neither we nor Morgan Stanley may terminate the merger agreement for this reason if the failure to consummate the merger by such date is due to a breach by such party of a provision of the merger agreement;

•	(i) there shall be any United States law or regulation that makes consummation of the merger illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining us or Morgan Stanley from consummating the merger is entered and such judgment, injunction, decree or order shall have become final and nonappealable; or

•	our shareholders fail to approve and adopt the merger agreement and the merger at the stockholder meeting.

      We may terminate the merger agreement and abandon the merger at any time prior to the completion of the merger if:

•	Morgan Stanley or Morgan Stanley Risk Holdings breaches any representation or warranty or fails to perform any covenant or agreement and such breach or failure would result in failure to satisfy the closing condition relating to compliance with its obligations or the truth of its representations and warranties, and such condition is incapable of being satisfied by October 15, 2004; or

•	at any time prior to the adoption and approval of the merger agreement by our stockholders, our board of directors determines by a majority vote to enter into a binding written agreement concerning a transaction that constitutes a superior proposal; provided, however, that we may terminate the merger agreement for this reason only if:

◦	we have not willfully and materially breached our obligations not to solicit a competing acquisition proposal;

◦	we have paid the termination fee and expense reimbursement due Morgan Stanley under the merger agreement (described in the section entitled “— Termination Fee” on page 52);

◦	we have given written notice to Morgan Stanley at least three business days prior to such termination, along with a description of the material terms and conditions of the superior proposal; and

◦	Morgan Stanley has not made, within three business days of receipt of such written notification, a binding offer that our board of directors determines in good faith by a majority vote is at least as favorable to our stockholders from a financial point of view as such superior proposal.

      The merger agreement may be terminated by Morgan Stanley and the merger may be abandoned at any time prior to the completion of the merger if:

•	at any time prior to our stockholders’ adoption and approval of the merger agreement, our board of directors (i) determines not to make, withdraws or modifies in a manner adverse to Morgan Stanley, its approval or recommendation of the merger agreement or the merger or (ii) approves, recommends or endorses any acquisition proposal;

•	we breach any representation or warranty or fail to perform any covenant or agreement and such breach or failure would result in failure to satisfy the closing condition relating to compliance with its obligations or the truth of its representations and warranties, and such condition is incapable of being satisfied by October 15, 2004; or

•	we willfully and materially breach our obligations under either the section entitled “— Stockholder Meeting” on page 47 or “— No Solicitation Covenant” on page 47.

Termination Fee

      We have agreed to pay a termination fee of $26,533,000 (equal to approximately 3.25% of the aggregate merger consideration) to Morgan Stanley, less expenses for which we have reimbursed Morgan Stanley (described in the section below entitled “— Other Expenses”), if the merger agreement is terminated as a result of any of the following events:

•	our board’s determination not to make, withdrawal of or modification in a manner adverse to Morgan Stanley of its approval or recommendation of the merger agreement or the merger;

•	our board’s approval, recommendation or endorsement of any acquisition proposal;

•	our board’s determination by a majority vote to enter into a binding written agreement concerning a transaction that constitutes a superior proposal;

•	our willful and material breach of our obligations under either the section entitled “— Stockholder Meeting” or “— No Solicitation Covenant”; or

•	all three of the following events occur:

◦	termination of the merger agreement because (i) the merger has not been consummated on or before October 15, 2004 for any reason other than (A) prohibition by law, regulation, judgment, order or decree, (B) the applicable waiting period under the HSR Act has not expired or been terminated or the parties have not obtained any other required antitrust approval or (C) any governmental proceeding challenging the merger; (ii) the merger agreement has not been approved and adopted by our stockholders or (iii) we have willfully breached our representations and warranties or failed to perform any covenant or agreement and such breach or failure would result in failure to satisfy the closing condition relating to compliance with our obligations or the truth of our representations and warranties, and such condition is incapable of being satisfied by October 15, 2004;

◦	prior to such termination (or, in the case of (ii) above, before our stockholder meeting has occurred) a competing acquisition proposal has been publicly announced and not withdrawn; and

◦	within 12 months of the termination of the merger agreement, we enter into a definitive agreement with respect to any acquisition proposal.

      The amount of the termination fee was an important element in the negotiation of the merger agreement between Morgan Stanley and us. In its revised proposal and term sheet of March 23, 2004, Morgan Stanley proposed a termination fee if the merger agreement was terminated under certain circumstances equal to 3.75% of the aggregate value of the merger consideration, as well as reimbursement for any out-of-pocket expenses incurred by Morgan Stanley if the merger agreement was terminated under certain circumstances. In our response on March 26, 2004 to that proposal and term sheet, we proposed that the termination fee would equal 2% of the aggregate merger consideration, less any out-of-pocket expenses incurred by MSCI and Morgan Stanley in connection therewith that were reimbursed by us, provided that we would not be required to reimburse such expenses to the extent that they exceeded $1 million in the aggregate. During negotiations on March 29, 2004, the parties’ respective financial advisors exchanged market data with respect to termination fees for transactions of the same general type and size as the proposed transaction. After negotiation, the parties ultimately agreed upon a termination fee equal to 3.25% of the aggregate value of the merger consideration, less any out-of-pocket expenses incurred by MSCI and Morgan Stanley in connection therewith that were reimbursed by us, provided that we would not be required to reimburse such expenses to the extent that they exceeded $2.5 million in the aggregate (as described in greater detail under “— Other Expenses” below).

      Under the merger agreement, the parties have agreed that the termination fee paid to Morgan Stanley shall be Morgan Stanley’s and Morgan Stanley Risk Holdings’ sole and exclusive remedy for monetary damages under the merger agreement with respect to the termination events specified above (except for our willful and material breach of our obligations under the section entitled “— No Solicitation Covenant”). Except as described in this section and “— Other Expenses” below, neither party will have any liability to the other upon termination of the merger agreement unless such termination results from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or the willful failure of either party to perform a covenant.

Other Expenses

      We have agreed to reimburse Morgan Stanley’s out-of-pocket expenses incurred in connection with the merger agreement up to $2,500,000, if the merger agreement is terminated as a result of any of the following:

•	termination as a result of the events described in the first four bulleted paragraphs in the section above entitled “— Termination Fee”;

•	termination of the merger agreement because the merger has not been consummated on or before October 15, 2004 (i) for any reason other than (A) prohibition by law, regulation, judgment, order or decree, (B) the applicable waiting period under the HSR Act has not expired or been terminated or the parties have not obtained any other required antitrust approval or (C) any governmental proceeding challenging the merger and (ii) prior to such termination an acquisition proposal has been publicly announced and not withdrawn;

•	the merger agreement has not been approved and adopted by our stockholders; or

•	we have breached our representations and warranties or failed to perform any covenant or agreement and such breach or failure would result in failure to satisfy the closing condition relating to compliance with our obligations or the truth of our representations and warranties, and such condition is incapable of being satisfied by October 15, 2004.

Indemnification and Insurance

      The merger agreement provides that for a period of not less than six years from and after the effective time of the merger agreement, the surviving corporation will indemnify and hold harmless each of our present and former directors and officers, and certain other named individuals with whom we currently have indemnification agreements, in respect of acts or omissions occurring at or prior to the consummation of the merger, to the fullest extent permitted under applicable law or provided under our certificate of incorporation or bylaws in effect on April 5, 2004. Such indemnification shall be subject to any limitations imposed from time to time under applicable law.

      In addition, Morgan Stanley has agreed that we shall purchase, at a cost not to exceed $4 million, a prepaid officers’ and directors’ liability insurance policy covering a period of six years after the effective time of the merger, in respect of acts or omissions occurring at or prior to the consummation of the merger covering our present and former directors and officers, and certain other named individuals. Morgan Stanley has agreed to, and to cause the surviving corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

      Morgan Stanley has also agreed not to modify the certificate of incorporation or bylaws of the surviving corporation in any manner that would adversely affect the rights of the indemnified persons described above as they existed on April 5, 2004.

Additional Covenants

      The merger agreement provides a number of additional covenants of the parties.

      Each of Barra and Morgan Stanley have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the merger.

      Accordingly, Barra and Morgan Stanley have agreed to prepare and file as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and to obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the merger.

      Barra and Morgan Stanley have agreed to cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the merger agreement or the transactions contemplated thereby, and in taking such actions or making such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      Except as may otherwise be required by applicable law, we have agreed to afford to Morgan Stanley, MSCI, and each entity’s counsel, financial advisors, auditors and other authorized representatives reasonable access, to our offices, properties, books and records and to furnish any financial and operating data and other information as such persons may reasonably request. We shall instruct our employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Morgan Stanley and MSCI in their investigation.

      Each of Barra and Morgan Stanley have agreed to consult with each other prior to issuing any press releases or making any other public announcements with respect to the merger.

      We have also agreed not to make certain changes with respect to tax matters and to pay any taxes and make any necessary tax filings in connection with the merger.

Certain Additional Agreements

      Voting and Support Agreement. As a condition to Morgan Stanley and Morgan Stanley Risk Holdings entering into the merger agreement, Dr. Andrew Rudd, the chairman of our board of directors, and Mr. Kamal Duggirala, our chief executive officer, entered into a voting and support agreement with Morgan Stanley and Morgan Stanley Risk Holdings, pursuant to which each of Dr. Rudd and Mr. Duggirala agreed to vote his shares of Barra common stock in favor of the merger, the merger agreement and all related agreements and actions. See the section entitled “The Merger — The Voting and Support Agreement” on page 33.

      Non-Competition and Non-Solicitation Agreements. As a condition to Morgan Stanley and Morgan Stanley Risk Holdings entering into the merger agreement, each of Dr. Rudd and Mr. Duggirala entered into a non-competition and non-solicitation agreement with Morgan Stanley, pursuant to which each generally agreed that he would not, subject to certain exceptions, compete with Barra or solicit its employees or customers. The prohibitive provisions of the non-competition and non-solicitation agreements with Dr. Rudd and Mr. Duggirala expire between one and two years following the consummation of the merger.

Amendment and Waiver

      At any time prior to the completion of the merger, any provision of the merger agreement can be amended or waived, only if such amendment or waiver is in writing and signed by us, Morgan Stanley and Morgan Stanley Risk Holdings, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of the merger agreement by our stockholders, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for shares of Barra common stock, without the further approval of our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below gives certain information as of May 4, 2004 regarding the beneficial ownership of our Common Stock by the following persons:

•	each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of Barra common stock;

•	our chief executive officer;

•	our four most highly compensated executive officers (other than our chief executive officer) who served as executive officers at March 31, 2004;

•	our former chief operating officer and our former executive vice president;

•	each director; and

•	all of our executive officers and directors as a group.

      Except as otherwise noted, the address for the persons named below is: c/o Barra, Inc., 2100 Milvia Street, Berkeley, California 94704.

	Number of
Beneficial Owner	Shares Owned(1)	Percent(2)

Andrew Rudd(3)	3,190,968	16.7
FMR Corp.(4)
82 Devonshire St
Boston, MA 02109	2,090,585	11.0
Edward D. Baker
395 Hampton Road
Piedmont, California 94611	1,303,291	6.8
Kamal Duggirala(5)	1,228,176	6.2
Greg Stockett(6)	107,409	*
Aamir Sheikh(7)	102,717	*
M. Blair Hull(8)	92,250	*
Norman J. Laboe(9)	67,647	*
Bruce Ledesma(10)	62,084	*
Clyde W. Ostler(11)	49,100	*
A. George (Skip) Battle(12)	50,373	*
Claes Lekander(13)	37,000	*
Wendy Lukas(14)	15,692	*
Girish Reddy	—	*
Robert L. Honeycutt(15)	—	*
All current executive officers and directors as a group (11 persons)(16)	4,966,416	24.8

*	Less than 1.0%

(1)	This table is based upon information supplied by officers, directors, and principal stockholders. Unless otherwise indicated in the above chart, outlined in the related footnotes, or by operation of applicable community property and other applicable laws, we believe that all persons named in the table have sole voting and investment power over all shares of common stock beneficially owned by them.

(2)	Based on a total of 19,077,583 shares of common stock outstanding as of May 4, 2004 plus, for each person, the number of shares issuable upon exercise of any convertible security that is currently exercisable or will become exercisable within 60 days after May 4, 2004.

(3)	Consists of the following: (i) 1,670,968 shares held of record by the Rudd Family Trust, dated September 12, 1997 (of which Dr. Rudd serves as co-trustee), (ii) 520,000 shares held in the Rudd

Family Foundation, of which Dr. Rudd serves as co-trustee, and (iii) 500,000 shares held by the Andrew T. Rudd Grantor Retained Annuity Trust U/ A/ D June 13, 2003 (of which Dr. Rudd is the beneficiary and serves as trustee); and (iv) 500,000 shares held by the Virginia A. Rudd Grantor Retained Annuity Trust U/ A/ D June 13, 2003 (of which Dr. Rudd serves as trustee).

(4)	Based on a Schedule 13G filed with the SEC on February 17, 2004.

(5)	Includes 640,425 shares held by the Duggirala Family Trust, of which Mr. Duggirala serves as trustee. Also includes 587,751 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(6)	Includes 72,866 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(7)	Includes 71,487 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days of May 4, 2004.

(8)	Includes 58,500 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(9)	Includes 47,250 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(10)	Includes 121 shares held by the Ledesma-Sendaydiego Revocable Trust, of which Mr. Ledesma serves as co-trustee. Also includes 46,042 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(11)	Includes 44,000 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(12)	Includes 3,125 shares held by the Daniel KW Battle Trust of which Mr. Battle serves as trustee. Also includes 38,250 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(13)	Mr. Lekander, Barra’s former Executive Vice President, terminated his employment with Barra effective February 20, 2004. Share amounts for Mr. Lekander includes 750 shares held by Mr. Lekander as custodian for his minor niece and nephews under the California Uniform Transfers to Minors Act. Also includes 31,250 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(14)	Includes 14,894 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

(15)	Mr. Honeycutt, Barra’s former Chief Operating Officer, terminated his employment with Barra effective September 30, 2003.

(16)	Excludes share and option data for Messrs. Lekander and Honeycutt. Includes 981,040 shares issuable upon exercise of stock options that are currently exercisable or that will become exercisable within 60 days after May 4, 2004.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

      If the merger agreement described in this proxy statement is approved and adopted and the merger completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2004. However, if the merger is not completed for any reason, we expect to hold a 2004 Annual Meeting of Stockholders in the second half of 2004, in which case we will make a public announcement to set the date of such meeting. In the event our 2004 Annual Meeting of Stockholders is held later than August 30, 2004, all proposals of stockholders intended to be presented at the 2004 Annual Meeting and considered for possible inclusion in the proxy statement and form of proxy used in connection with such meeting must be directed to the attention of and received by our corporate secretary within a reasonable time before we begin to print and mail our proxy materials. More specific details with regard to the deadline for submission of stockholder proposals for the 2004 Annual Meeting of Stockholders, if it is held, will be provided in the public announcement to set the date of such meeting. In the event our 2004 Annual Meeting of Stockholders is held earlier than August 30, 2004, the deadline for submitting proposals of stockholders has passed. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act as such rule is then in effect.

      More specific details with regard to the guidelines a stockholder must follow in order to present a proposal at the 2004 Annual Meeting of Stockholders, if it is held, will be provided in the public announcement to set the date of such meeting. Such guidelines will address the deadline for providing notice of such a proposal to Barra’s corporate secretary, as well as what information such notice must contain.

      For more information you may contact our corporate secretary. The address of our corporate secretary is 2100 Milvia Street, Berkeley, California 94704 — Attention: Corporate Secretary.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

      Morgan Stanley is not a participant in the solicitation made by this proxy statement. Morgan Stanley does not have any interest in the solicitation other than as a result of its agreement to acquire all of the outstanding shares of Barra common stock pursuant to the terms of the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

      Barra and Morgan Stanley file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Barra and Morgan Stanley file with the SEC at the SEC’s public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. This proxy statement is dated May 7, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

By order of the board of directors

Andrew Rudd
Chairman of the Board of Directors

Berkeley, California

May 7, 2004

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of
April 5, 2004
among
BARRA, INC.
MORGAN STANLEY
and
MORGAN STANLEY RISK HOLDINGS, INC.

TABLE OF CONTENTS(1)

(1)	The Table of Contents is not a part of this Agreement.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER dated as of April 5, 2004 among Barra, Inc., a Delaware corporation (the “Company”), Morgan Stanley, a Delaware corporation (“Parent”), and Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement and the Merger (as defined below) and deem it advisable and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth herein;

      WHEREAS, as a condition, and an inducement, to Parent and Merger Subsidiary entering into this Agreement, Parent has required that, immediately prior to the execution and delivery of this Agreement, Parent, Merger Subsidiary and each of Dr. Andrew Rudd and Mr. Kamal Duggirala, each a significant stockholder of the Company (together, the “Significant Stockholders”), enter into (i) a Voting and Support Agreement (the “Voting Agreement”) pursuant to which each such Significant Stockholder has agreed to vote its shares of Company Common Stock to approve and adopt this Agreement, the Merger and all agreements related to the Merger and any actions related thereto and (ii) a Non-Competition and Non-Solicitation Agreement effective as of the Effective Time pursuant to which each such Significant Stockholder has agreed not to, among other things, during certain time periods specified therein, seek or accept employment with a Named Competitor (as defined in such agreement) or recruit or solicit any existing and certain former employees of the Company, in each case, pursuant to the terms and conditions of such agreements; and

      WHEREAS, prior to the execution and delivery of the Voting Agreement and this Agreement, the Board of Directors of the Company has duly amended the Preferred Stock Rights Agreement, dated as of August 15, 2001, between the Company and Mellon Investor Services LLC, as amended (the “Rights Agreement”) to provide that (i) the entry into by Parent, Merger Subsidiary and the Company of this Agreement, (ii) the entry into by Parent, Merger Subsidiary and each of the Significant Stockholders of the Voting Agreement and (iii) the acquisition of Company Common Stock by Parent or Merger Subsidiary pursuant to the Merger will not constitute a Triggering Event, a Distribution Date or a Shares Acquisition Date pursuant to the Rights Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01.     Definitions.

      (a) The following terms, as used herein, have the following meanings:

      “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% of the consolidated assets of the Company, (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company and (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company.

      “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

      “Agreement” means this Agreement and Plan of Merger, together with the Company Disclosure Schedule.

      “Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or San Francisco, California are authorized or required by law to close.

      “Code” means the Internal Revenue Code of 1986.

      “Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2003 and the footnotes thereto set forth in the Company 10-K.

      “Company Balance Sheet Date” means March 31, 2003.

      “Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

      “Company Intellectual Property Rights” means all Intellectual Property Rights owned or exclusively licensed by the Company and/or its Subsidiaries.

      “Company ESPP” means the Company 1996 Employee Stock Purchase Plan.

      “Company Option Plans” means the Company Stock Option Plan, the 2000 Equity Participation Plan and the Company Directors Option Plan.

      “Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

      “Company Products” means all proprietary computer software owned or exclusively licensed by the Company or its Subsidiaries and material to the conduct of their businesses, taken as a whole, as they are currently conducted.

      “Company Stock Option” means each option to purchase shares of Company Common Stock under any employee stock option or compensation plan or arrangement of the Company (other than the Company ESPP).

      “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2003, filed with the SEC on June 26, 2003.

      “Delaware Law” means the General Corporation Law of the State of Delaware.

      “Dissenting Shareholders” means shareholders exercising appraisal rights pursuant to Section 262 of the Delaware Law.

      “Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety (as affected by the environment or natural resources), the environment, pollutants, contaminants, wastes or chemicals or to any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

      “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

      “ERISA” means the Employee Retirement Income Security Act of 1974.

      “ERISA Affiliate” with respect to the Company means any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

      “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      “Intellectual Property Rights” means all trademarks, trade names, service marks, patents, copyrights, domain names, trade secrets and all applications and registrations of such worldwide, technology (including but not limited to computer software programs, applications, algorithms, models or databases), know-how and tangible or intangible proprietary information or materials.

      “International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any entities controlled by the Company, (iii) covers any employee or former employee of the Company or any of its Subsidiaries and (iv) with respect to which the Company has any actual or contingent liability.

      “knowledge” of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry.

      “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from:

(i) changes in circumstances or conditions generally affecting the industry in which such Person operates;

(ii) changes in general economic or business conditions or in financial markets in the United States or in the markets in which such Person operates;

(iii) any change in the market price or trading volume of such Person’s stock after the date of this Agreement, provided that the exception in this clause

(iv) shall not prevent an assertion that any underlying cause of such reduction independently has contributed to a Material Adverse Effect;

(v) this Agreement or the transactions contemplated hereby or the announcement hereof, provided that the exception in this clause (iv) shall not apply to the representations contained in Sections 4.04 and 5.04; or

(vi) any willful action by Parent or Merger Sub designed to harm the business or operations of the Company and its Subsidiaries, taken as a whole.

      “MSCI” means Morgan Stanley Capital International Inc., a Delaware corporation.

      “1933 Act” means the Securities Act of 1933.

      “1934 Act” means the Securities Exchange Act of 1934.

      “officer” of any Person means any executive officer of such Person within the meaning of Rule 3b-7 of the 1934 Act.

      “PBGC” means the Pension Benefit Guaranty Corporation.

      “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      “Rights” has the meaning given to such term in the Rights Agreement.

      “SEC” means the Securities and Exchange Commission.

      “Subsidiary” means, with respect to any Person, any entity of which (i) if a corporation, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other ownership interests thereof are at the time directly or indirectly owned by such Person.

      “Third Party” means any Person, other than Parent or any of its Affiliates.

      Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Certificates	2.04
Company	Recitals
Company Disclosure Schedule	Article 4
Company Material Contract	4.15
Company Proxy Statement	4.09
Company Representative	6.04
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Effective Time	2.01
Employee Plans	4.21
End Date	10.01
Engagement Letter	4.17
Exchange Agent	2.04
GAAP	4.08
Indemnified Person	7.02
Internal Controls	4.10
Merger	2.01
Merger Consideration	2.03
Merger Subsidiary	Recitals
Multiemployer Plan	4.21
Necessary Intellectual Property Rights	4.20
New Exercise Date	2.05
Parent	Recitals
Payment Event	11.04
Registered Intellectual Property Rights	4.20
Rights Agreement	Recitals
Sarbanes-Oxley Act	4.10
Significant Stockholders	Recitals
Superior Proposal	6.04

Term	Section

Superior Proposal Agreement	10.01
Surviving Corporation	2.01
Tax	4.19
Tax Return	4.19
Taxing Authority	4.19
Transaction Agreements	11.10
United States Bank	2.04
Voting Agreement	Recitals

      Section 1.02.     Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one Person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

      SECTION 2.01.     The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

      (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions set forth in Article 9, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

      (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

      SECTION 2.02.     Consummation. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 10.01, the consummation of the Merger shall take place at 10:00 a.m., New York City time, at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than three Business Days, after satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article 9, or at such other time or place as Parent and the Company may agree in writing.

      SECTION 2.03.     Conversion of Shares. At the Effective Time:

(a) each share of Company Common Stock (i) held by the Company as treasury stock or (ii) owned by Parent or any Subsidiary of Parent, in each case, immediately prior to the Effective Time, shall be cancelled, and no payment shall be made with respect thereto; provided that any shares of Company Common Stock (A) held by Parent or any of its Subsidiaries in connection with any market making or proprietary trading activity or for the account of clients, customers or other Persons, (B) as to which Parent or any of its Subsidiaries is or may be required to act as a fiduciary or in a similar capacity or (C) the cancellation of which would violate any legal duties or obligations of Parent or any of its Subsidiaries, in each case, shall not be cancelled but, instead, shall be treated as set forth in Section 2.03(c) below;

(b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become a fraction of a share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted such that the Surviving Corporation will have 1,000 shares, par value $1.00 per share, outstanding after the Effective Time and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(c) except as otherwise provided in this Section 2.03 or as provided in Section 2.05 with respect to shares of Company Common Stock as to which appraisal rights have been exercised, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive in cash from Parent an amount equal to $41.00 (the “Merger Consideration”).

      SECTION 2.04.     Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent, reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”). Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Exchange Agent in a separate fund established for the benefit of the holders of shares of Company Common Stock, cash sufficient to pay the aggregate Merger Consideration required to be paid for all of the Certificates at the Effective Time. Any cash deposited with the Exchange Agent shall not be used for any purpose other than as set forth in this Article 2 and shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation in: (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining term at the time of acquisition thereof not in excess of 90 days, (B) money market accounts or certificates of deposit maturing within 90 days of the acquisition thereof and issued by a bank or trust company organized under the laws of the United States of America or a State thereof having a combined capital surplus in excess of $500,000,000 (a “United States Bank”), (C) commercial paper issued by a domestic corporation and given a rating of no lower than A1 by Standard & Poor’s Corporation and P1 by Moody’s Investors Service, Inc. with a remaining term at the time of acquisition thereof not in excess of 90 days or (D) demand deposits with any United States Bank. The earnings and interest thereon shall be paid to Parent or as Parent directs. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock at the Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Common Stock represented by each such Certificate. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

      (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

      SECTION 2.05.     Company Option Plans; Employee Stock Purchase Plan; Surrender of Company Common Stock by Executive Officers and Directors. (a) Prior to the Effective Time, the Company’s Board of Directors shall accelerate the time at which each Company Stock Option may be exercised in full such that those options may be exercised in full during the period beginning ten Business Days before the Effective Time and ending at the Effective Time. At the Effective Time, each outstanding Company Stock Option shall be cancelled and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such Company Stock Option cancelled an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time. Immediately prior to the Effective Time, all outstanding shares of restricted Company Common Stock shall become fully vested and cease to be subject to any risk of forfeiture or restriction on transferability.

      (b) Prior to the Effective Time, the Company Board of Directors shall (i) pursuant to Section 9 of the Company ESPP, shorten the Exercise Periods (as defined in the Company ESPP) then in progress by setting a new Exercise Date (as defined in the Company ESPP) that is prior to the Effective Time (the “New Exercise Date”) and notifying all participants in the Company ESPP of such New Exercise Date at least ten Business Days prior to the New Exercise Date, and each participant’s option under the Company ESPP shall be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Option Period (as defined in the Company ESPP), and any Option Periods then in progress shall end on the New Exercise Date, and (ii) take all steps necessary to terminate the Company ESPP at the Effective Time.

      (c) Prior to the Effective Time, the Company and Parent shall adopt such resolutions that are necessary to give effect to the transactions contemplated by this Section 2.05.

      (d) The Board of Directors of the Company shall adopt such resolutions necessary to provide that the surrender of Company Common Stock and Company Stock Options by each executive officer and director of the Company shall be an exempt transaction pursuant to Rule 16b-3 under the 1934 Act.

      SECTION 2.06.     Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Shareholder shall demand to be paid the “fair value” of such holder’s shares of Company Common Stock, as provided in Section 262 of the Delaware Law, such shares shall not be converted into or exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.06, and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the Merger Consideration pursuant to Section 2.03.

      SECTION 2.07.     Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      SECTION 2.08.     Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      SECTION 2.09.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

      SECTION 3.01.     Merger Subsidiary. At its election, Parent may substitute any of its direct or indirect wholly-owned Delaware subsidiaries of Parent for Merger Subsidiary as a constituent corporation in the Merger. In such an event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

      SECTION 3.02.     Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

      SECTION 3.03.     Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.

      SECTION 3.04.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule delivered by the Company to Parent contemporaneously with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which sets forth disclosures by reference to specific Sections of this Agreement, the Company represents and warrants to Parent that:

      SECTION 4.01.     Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore delivered to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

      SECTION 4.02.     Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

      (b) At a meeting duly called and held on April 5, 2004, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby, (iii) approved and adopted an amendment to the Rights Agreement to render the Rights inapplicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby and (iv) unanimously resolved (subject to Section 6.04(b)) to recommend approval and adoption of this Agreement by its stockholders.

      SECTION 4.03.     Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the laws, rules and regulations analogous to the HSR Act existing in certain foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act, and any other applicable securities laws, whether state or foreign, and (iv) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

      SECTION 4.04.     Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the actions contemplated by this Agreement.

      SECTION 4.05.     Capitalization. (a) The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of the close of business on March 31, 2004, there were outstanding 18,996,153 shares of Company Common Stock, no shares of Company Preferred Stock and Company Stock Options to purchase an aggregate of 3,605,935 shares of Company Common Stock (of which options to purchase an aggregate of 1,960,291 shares of Company Common Stock were exercisable). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Company Subsidiary owns any shares of capital stock of the Company.

      (b) Except as set forth in this Section 4.05 and for changes since March 31, 2004 resulting from the exercise of Company Stock Options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights (other than the Rights and other than pursuant to the Company ESPP) to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

      SECTION 4.06.     Subsidiaries. (a) Each Subsidiary of the Company is a corporation, limited liability company or similar corporate entity duly incorporated, validly existing and in good standing (where such concept exists) under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company Disclosure Schedule.

      (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

      SECTION 4.07.     SEC Filings. (a) The Company has delivered or made available to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended March 31, 2003, 2002 and 2001, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended June 30, 2003, September 30, 2003 and December 31, 2003, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since March 31, 2003, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since March 31, 2003 (the documents referred to in this Section 4.07(a), collectively, the “Company SEC Documents”).

      (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

      (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

      SECTION 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

      SECTION 4.09.     Disclosure Documents. The proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company in writing by Parent or Merger Subsidiary specifically for use therein.

      SECTION 4.10.     Securities Laws Matters. (a) The Company and each of its officers are in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the 1934 Act (in each case, as currently in effect, the “Sarbanes-Oxley Act”) and (ii) the applicable qualification requirements and corporate governance rules and regulations promulgated by the National Association of Securities Dealers. The Company has previously disclosed to Parent the information required to be disclosed by the Company and certain of its officers to the Company’s Board of Directors or any committee thereof pursuant to the certification requirements of Rule 13a-14 under the 1934 Act. Since the date such provisions became applicable to the Company and its Subsidiaries, all auditing services and non-audit services provided to the Company and each of its Subsidiaries have been approved by the audit committee to the Company’s Board of Directors in compliance with Section 10A(h) or Sec-

tion 10A(i) of the 1934 Act, and no registered public accounting firm or any associate thereof that performs any audit for the Company or any of its Subsidiaries has provided to the Company or any of its Affiliates any service prohibited by Section 10A(g) of the 1934 Act. Except as permitted by the 1934 Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has, directly or indirectly, made, entered into, arranged, renewed, modified (in any material way) or forgiven any personal loans to any executive officer or director of the Company.

      (b) The management of the Company has, in accordance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

      SECTION 4.11.     Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than (i) quarterly cash dividends on the shares of Company Common Stock not in excess of $0.125 per share per quarter and having customary record and payment dates and (ii) the special cash dividend of $1.00 per share declared in November 2003 and paid prior to the date hereof), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, except as expressly contemplated by this Agreement;

(d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices;

(f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries, or advances and/or reimbursement of travel expenses to directors, officers and employees, in each case, in the ordinary course of business consistent with past practices;

(g) any cancellation of any inbound licenses, inbound sublicenses, franchises, permits or agreements to which the Company or any Subsidiary is a party, or any written notification to the Company or any Subsidiary that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(i) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets, but excluding transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right or any termination, notification of termination or material breach of or under any customer contract, in each case, material to the Company and its Subsidiaries taken as a whole;

(j) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of an approximately concurrent change in GAAP or Regulation S-X under the 1934 Act;

(k) except for any employment agreements explicitly required by this Agreement and except as expressly contemplated by Sections 2.05 or 6.06 of this Agreement, any (i) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries (other than grants in the ordinary course of business pursuant to the terms of existing plans, policies, agreements or arrangements, including the Company’s severance policy guidelines previously made available to Parent, with respect to any non-officer employee whose annual base salary does not exceed $150,000), (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries (except for compensation, bonuses or other benefits paid in the ordinary course of business consistent with past practices);

(l) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, or any reductions in workforce; or

(m) any material Tax election made or changed, any material annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

      SECTION 4.12.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and

(c) liabilities or obligations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.13.     Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened in writing or, to the knowledge of the Company, otherwise been threatened, to be charged with or given written notice of any violation of, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for failures to comply or violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.14.     Litigation. There is no action, suit, investigation or proceeding (or, to the knowledge of the Company, any basis therefor) pending, or, to the knowledge of the Company, threatened, (i) against or affecting the Company, any of its Subsidiaries, or any Employee Plan, (ii) against or affecting any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties or (iii) that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, in each case, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational, that, in the case of clauses (i) and (ii) only, if determined or resolved adversely in accordance with the plaintiff’s demands, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.15.     Company Material Contracts. Each contract listed on Exhibit A hereto, each contract requiring aggregate annual payments to be made to or by the Company in excess of $200,000 and each other “material contract” (as defined in Item 601(b)(10) of Regulation S-K under the 1933 Act), in each case, to which the Company or one of its Subsidiaries is a party (each such contract, a “Company Material Contract”) is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, and is in full force and effect, except where the failure to be valid, binding and enforceable and in full force and effect could not reasonably be expected to have a Material Adverse Effect on the Company. None of the Company nor any of its Subsidiaries is in default or violation of any term, condition or provision of any Company Material Contract, except for any defaults or violations that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

      SECTION 4.16.     Non-compete and Other Restrictions. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any agreement or arrangement that (i) expressly limits or otherwise restricts the ability of the Company or such Subsidiary to compete in, or conduct, any line of business or to compete with any Person, in each case in any geographic area or during any period of time, or (ii) would materially restrict, after the Effective Time, the conduct of the Company’s and its Subsidiaries’ business, taken as a whole, as currently conducted.

      SECTION 4.17.     Finders’ Fees. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been provided to Parent (the “Engagement Letter”), there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement. The Engagement Letter has not been amended, and will not be amended, without the prior consent of Parent.

      SECTION 4.18.     Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement and subject to the assumptions, limitations and qualifications set forth therein, the Merger Consideration is fair to the Company’s stockholders (except for Parent and its Subsidiaries to the extent of any shares of Company Common Stock held by them in connection with any market making or proprietary trading activity, as to which such financial advisor has expressed no opinion) from a financial point of view.

      SECTION 4.19.     Taxes. (a) All Tax Returns of the Company or any of its Subsidiaries required to be filed on or before the date hereof (taking into account any applicable extensions) have been filed when due in accordance with all applicable laws, and all such Tax Returns are true and complete in all material respects.

      (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or where such Taxes are being challenged in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

      (c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 1999 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

      (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

      (e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      (f) The section of the Company Disclosure Schedule relating to Section 4.19(f) contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

      (g) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, by contact or otherwise.

      (h) Neither the Company nor any of its Subsidiaries are bound by any Tax sharing agreements or similar arrangements (including indemnity arrangements relating to Taxes).

      (i) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

      SECTION 4.20.     Intellectual Property. (a) The Company and its Subsidiaries own or are licensed sufficient rights to practice all Intellectual Property Rights material to the conduct of the business of the Company and its Subsidiaries as currently conducted, or material to the exploitation of the Company or its Subsidiaries’ material projects in development (“Necessary Intellectual Property Rights”). Except as provided in the written agreements associated with the Necessary Intellectual Property Rights that have been made accessible to Parent prior during the period from March 5, 2004 to April 5, 2004 in the data rooms established at the San Francisco and Menlo Park offices of Latham & Watkins LLP or otherwise delivered to Parent or its counsel during such period of time, there exist no material restrictions on the disclosure, use or transfer of the Necessary Intellectual Property Rights. Except for non-renewal of agreements and other circumstances beyond the reasonable control of the Company arising solely because of the announcement of the transactions contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not materially alter, encumber, impair or extinguish any Necessary Intellectual Property Rights.

      (b) The section in the Company Disclosure Schedule relating to this Section 4.20(b) contains a true and complete list of all U.S. and foreign registrations and applications for registrations currently in effect with respect to the Company Intellectual Property Rights (“Registered Intellectual Property Rights” ). Except for issued patents or pending patent applications filed by the Company for those Registered Intellectual Property

Rights used in the conduct of the business of the Company and its Subsidiaries as currently conducted, the Company and its Subsidiaries have taken actions commensurate with industry standards to maintain and protect the Registered Intellectual Property Rights. For issued patents and pending patent applications filed by the Company, the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Registered Intellectual Property Rights, including payment of applicable fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information.

      (c) None of the Company and its Subsidiaries has received from any third party, in the last three years, any written notice of an assertion of infringement, pending claim, order or proceeding with respect to any Intellectual Property Rights of such third party allegedly used in the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, none of the Company and its Subsidiaries has infringed or misappropriated any Intellectual Property Right of any Third Party.

      (d) The Company has not received any written notice that any of the Company Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, or is the subject of any legal disputes, threatened or pending, challenging the validity or enforceability of such Company Intellectual Property Rights.

      (e) The Company and its Subsidiaries hold all right, title and interest in and to all Company Intellectual Property Rights owned by the Company free and clear of any Lien. To the Company’s knowledge, the Company’s exclusive rights to the Company Intellectual Property Rights licensed to the Company have not been breached by a third party. All assignments of Registered Intellectual Property Rights have been duly recorded with the appropriate governmental authority (where required).

      (f) No parties, other than the Company and its Subsidiaries, possess any current or contingent rights, on an exclusive basis, to (i) license, (ii) sell, or (iii) otherwise distribute products or services utilizing the Company Intellectual Property Rights.

      (g) The Company and its Subsidiaries have taken reasonable and customary steps to protect their respective rights in their own confidential information and trade secrets. The Company and its Subsidiaries have taken reasonable and customary steps to protect confidential information provided to them by any other person which is expressly protected by a written non-disclosure agreement or similar written document. The Company’s employees, consultants and contractors performing development work on Company Products are required to execute a written agreement assigning to the Company rights in and to works of authorship and inventions made by such employees, consultants and contractor on the Company Products during the course of their engagement by the Company.

      (h) No parties other than the Company or any of its Subsidiaries, possess any current or contingent right to any source code that is part of the Company Products. To the knowledge of the Company or its Vice President of Software Engineering, the Company Products do not contain any software code that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under any of the following (or their successors at the Effective Time) open licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) or the Apache License).

      (i) To the Company’s knowledge, as of the Effective Time, the Company Products do not contain (and the Company has taken commercially reasonable steps to protect the Company Products from becoming infected by) any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company or its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”), other than those disabling devices embedded by Company or any of its Subsidiaries as a remedy for customer non-payment or other breach by a customer.

      SECTION 4.21.     Employee Benefit Plans. (a) The section of the Company Disclosure Schedule that relates to this Section 4.21(a) contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health, medical or long-term care benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, adoption assistance, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries who resides in the United States (with respect to such employee’s relationship as an employee or former employee of the Company or an ERISA Affiliate) and with respect to which the Company or any of its Subsidiaries has any actual or contingent liability subject to the laws of the United States. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including all schedules applicable thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively here in as the “Employee Plans.”

      (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

      (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

      (d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D or 5000 of the Code.

      (e) Except as expressly contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation including, without limitation, any retirement bonus, job security or similar benefit obligation or tax gross-up obligation with respect to any such payment, pursuant to, any Employee Plan or International Plan. Except as expressly contemplated by this Agreement, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

      (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

      (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2003.

      (h) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

      (i) All contributions and payments accrued under each Employee Plan and International Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof, except to the extent reflected as a liability on the Company Balance Sheet.

      (j) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan or International Plan before any court or arbitrator or any state, federal or local governmental body, agency or official inside or outside the jurisdiction of the United States.

      (k) The Company has provided Parent with a list and copies of each International Plan. Each International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of March 31, 2004 the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

      SECTION 4.22.     Environmental Matters. (a) Except as set forth in the Company SEC Documents prior to the date hereof and except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and

(iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability.

      (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent at least five Business Days prior to the date hereof.

      (c) For purposes of this Section 4.22, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

      SECTION 4.23.     Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of the Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or the Voting Agreement or any of the transactions contemplated hereby and thereby.

      (b) The Company has taken all action necessary to (i) render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement, and the Voting Agreement and the transactions contemplated hereby and thereby and (ii) ensure that (A) neither Parent, Merger Subsidiary nor any of their Affiliates is an Acquiring Person (as defined in the Rights Agreement) and (B) none of a Triggering Event, Distribution Date or Shares Acquisition Date (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement and the Voting Agreement, the announcement or consummation of the Merger or the consummation of any of the other transactions contemplated by this Agreement or the Voting Agreement.

      SECTION 4.24.     ERISA Status. Neither the Company nor any of its Subsidiaries is a “fiduciary” (as defined in ERISA Section 3(21)) or another type of “party in interest” (as defined in ERISA Section 3(14)) with respect to any “benefit plan” (as defined in ERISA Section 3(3)) (other than a plan listed in the section in the Company Disclosure Schedule relating to Section 4.21), nor a fiduciary or related party with respect to any federal, state or local governmental plan under federal or local law provisions similar to those contained in ERISA.

      SECTION 4.25.     Investment Advisers Act. Neither the Company nor any of its Subsidiaries conducts directly or indirectly the activities of an investment adviser, as such term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company that:

      SECTION 5.01.     Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Each of Parent and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore delivered to the Company true and complete copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect. Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

      SECTION 5.02.     Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

      SECTION 5.03.     Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic, foreign or supranational, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of the laws, rules and regulations analogous to the HSR Act existing in certain foreign jurisdictions, (iii) compliance with any applicable requirements of the 1934 Act and any other securities laws, whether state or foreign, and (iv) any actions or filings the absence of which could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      SECTION 5.04.     Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

      SECTION 5.05.     Disclosure Documents. None of the information provided by Parent for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      SECTION 5.06.     Litigation. There is no action, suit, investigation or proceeding (or, to the knowledge of Parent, any basis therefor) pending, or, to the knowledge of Parent, threatened that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, in each case, before any court or arbitrator or before or by any governmental body, agency or official, domestic, foreign or supranational.

      SECTION 5.07.     Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

      SECTION 5.08.     Financing. Parent has, or will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the aggregate Merger Consideration and related fees and expenses.

ARTICLE 6

COVENANTS OF THE COMPANY

      The Company agrees that:

      SECTION 6.01.     Conduct of the Company. From the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in the ordinary course consistent with past practices and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees (except as agreed by Parent in writing). Without limiting the generality of the foregoing (except as agreed by Parent in writing), from the date hereof until the Effective Time:

(a) the Company shall not adopt or propose any change to its certificate of incorporation or bylaws or, except as contemplated herein, its Rights Agreement;

(b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company;

(c) the Company shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

(d) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practices;

(e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) take any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time; and

(f) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

      SECTION 6.02.     Stockholder Meeting; Proxy Material. Promptly after the Company Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, and shall use its reasonable best efforts to cause the Company Stockholder Meeting to be held as soon as reasonably practicable thereafter, for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04(b), the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials for such meeting, (ii) subject to Section 6.04(b), use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

      SECTION 6.03.     Access to Information. From the date hereof until the Effective Time and subject to applicable law (including but not limited to applicable antitrust laws) and the Confidentiality Agreement dated as of February 17, 2004, as amended, between the Company and MSCI (the “Confidentiality Agreement”), the Company shall (i) give to Parent and MSCI and their counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) furnish to Parent and MSCI and their counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent and MSCI in their investigation. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. From the date hereof until the Effective Time and subject to applicable law (including but not limited to applicable antitrust laws), the Company shall use its reasonable best efforts to arrange meetings between representatives of Parent and key customers and vendors of the Company with respect to the proposed Merger and its effect on the business of the Company and its Subsidiaries.

      SECTION 6.04.     No Solicitation; Other Offers. (a) From and after the date of this Agreement, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that has notified the Board of Directors of the Company or any officer of the Company or any of the Company’s advisors (each such Person and the Board of Directors of the Company, a “Company Representative”) that it is, or to the knowledge of the Company is, seeking to make, or has made, an Acquisition Proposal, in each such case, in connection with such Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) amend or grant any waiver or release or approve any transactions or redeem Rights under the Rights Agreement (except as contemplated herein with respect to the Merger) or (v) enter into any agreement with respect to an Acquisition Proposal.

      (b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through advisors, agents or other intermediaries, may, at any time prior to the adoption and approval of this Agreement by the Company’s stockholders: (A) (i) subject to the Company’s compliance with Section 6.04(a)(i), enter into or participate in any discussions or negotiations with any Third Party that has made an Acquisition Proposal that the Board of Directors of the Company determines in good faith by a majority vote constitutes or is reasonably expected to result in a Superior Proposal, (ii) furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with terms no less favorable to the Company than those contained in the Confidentiality Agreement, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by such Third Party, in each case in a manner no more favorable to such Third Party than the cooperation or assistance given to Parent or the efforts to facilitate or encourage any effort by Parent, (iii) following receipt of a Superior Proposal, determine not to make or withdraw or modify in a manner adverse to Parent its recommendation to its stockholders referred to in Section 6.02 hereof and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company of nationally recognized reputation, that failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; or (B) grant any waiver or release to any Third Party under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries if the Board of Directors of the Company first determines in good faith by a majority vote that such Third Party intends to make a Superior Proposal, provided that such waiver or release relates only to the standstill provisions of such agreement. Nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal.

      (c) The Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iv) of the preceding subsection unless the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by any Company Representative of any Acquisition Proposal, any notification to any Company Representative that a Third Party is considering making an Acquisition Proposal or of any request received by any Company Representative for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified any Company Representative that it is, or to the knowledge of the Company is, considering making, an Acquisition Proposal. The Company shall provide such notice in writing in accordance with Section 11.01 and shall identify the Third Party making any such Acquisition Proposal, notification or request, and the material terms and conditions of any such Acquisition Proposal or notification. The Company shall keep Parent fully informed, on a prompt basis, of any material change in the status or details of any such Acquisition Proposal or notification. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information (to the extent required by such confidentiality agreements with such Third Party), unless the Company has previously received a certification from any such Third Party that such confidential information has been returned or destroyed.

      “Superior Proposal” means any Acquisition Proposal (which was not solicited by the Company in violation of Section 6.04(a)(i)) for a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable to all of the Company’s stockholders from a financial point of view than as provided hereunder and for which financing, to the extent required, is then fully committed or that the Board of Directors of the Company reasonably determines will be available, provided that any such Acquisition Proposal shall not be conditioned on obtaining financing.

      SECTION 6.05.     Tax Matters. (a) Neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any material annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered, consent to any material extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.

      (b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

      SECTION 6.06.     401(k) Plan. Prior to the Effective Time, the Company shall take all actions necessary to provide that immediately prior to the Effective Time, the Company shall make a final matching contribution with respect to participant deferrals since the date of the Company’s most recent matching contribution under the Company 401(k) Plan.

ARTICLE 7

COVENANTS OF PARENT

      Parent agrees that:

      SECTION 7.01.     Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

      SECTION 7.02.     Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company and such other Persons listed in the section of the Company Disclosure Schedule relating to this Section 7.02(a) with whom the Company has entered into an indemnification agreement, in each case, as of the date of this Agreement (each such Person, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(b) Prior to the Effective Time, Parent agrees that the Company shall exercise its option to purchase, at a cost not to exceed $4,000,000.00, a prepaid officers’ and directors’ liability insurance policy covering a six-year period following the Effective Time in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person, which option is currently available under the Company’s existing officers’ and directors’ liability insurance policy. Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(d) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and Parent shall not amend, repeal or otherwise modify the certificate of incorporation or bylaws of the Company for six years after the Effective Time in any manner that would adversely affect the rights of the Indemnified Persons to indemnification as they exist thereunder as of the date of this Agreement. The rights in this Section 7.02 are intended to be for the benefit of the Third Parties referenced in this Section 7.02.

      SECTION 7.03.     Benefit Plans. Following the Effective Time, Parent shall cause service performed by current employees for the Company and its Subsidiaries (and any predecessor entities) to be taken into account for purposes of eligibility and vesting (but not for purposes of pension benefit accrual), and for purposes of determining severance (to the extent applicable), vacation and other paid time off entitlements (to the extent applicable), under the benefit plans of Parent and its Subsidiaries in which employees of the Company participate to the extent such service was credited by the Company and its Subsidiaries under similar benefit plans; provided, however, that Parent or its Subsidiaries may provide that such employees continue to participate in any Employee Plan or International Plan following the Effective Time until such practicable date as they commence participation in an applicable benefit plan of Parent or any of its

Subsidiaries. Company employees who, as of the Effective Time, are eligible for sabbaticals under the Company’s paid sabbatical leave policy shall be eligible to take paid sabbatical leaves of absence, to the extent earned as of the Effective Time, under such policy or a substantially identical sabbatical or leave of absence policy of Parent after the Effective Time pursuant to the terms of such policy. When employees of the Company become eligible to participate in a medical, dental or health plan of Parent, to the extent permissible under the applicable benefit plan, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

      The parties hereto agree that:

      SECTION 8.01.     Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

      (b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 10 Business Days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) make any other required antitrust filings.

      SECTION 8.02.     Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

      (b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement before such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

      SECTION 8.03.     Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

      SECTION 8.04.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      SECTION 8.05.     Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any material notice or other material communication from any court, administrative agency or commission or other federal, state, local or foreign governmental or regulatory authority, agency body or instrumentality in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.13, 4.14, 4.15, 4.19, 4.20, 4.21, 4.22 or 5.06, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE 9

CONDITIONS TO THE MERGER

      SECTION 9.01.     Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

(b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger; and

(c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and the parties shall have obtained any other required antitrust approvals.

      SECTION 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and, in each case, except for breaches with respect to all representations and warranties that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (it being agreed that, for purposes of this Section 9.02(a)(ii), the representations and warranties of the Company contained in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, references to “material,” “Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom) and (iii) Parent shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the foregoing effect;

(b) there shall not have been instituted or pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) by any government or governmental authority or agency, domestic, foreign or supranational, before any court or governmental authority or agency, domestic, foreign or supranational, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, which, in the case of clause (ii) only, have had or could reasonably be expected to have a Material Adverse Effect on the Company; and

(c) the Company shall have delivered a certification in the form attached as Exhibit B hereto dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.

      SECTION 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions: (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by Parent pursuant hereto shall be true at and as of the Effective Time as if made at and as of such time except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date and, in each case, except for breaches with respect to all representations and warranties that have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (it being agreed that, for purposes of this Section 9.03(ii), the representations and warranties of Parent contained in this Agreement shall be deemed to have been made without any qualifications as to materiality and, accordingly, references to “material,” “Material Adverse Effect,” “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom) and (iii) the Company shall have received a certificate signed by an officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

      SECTION 10.01.     Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before October 15, 2004 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) (A) there shall be any United States law or regulation that makes consummation of the Merger illegal or otherwise prohibited or (B) any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining the Company or Parent from consummating the Merger is entered and such judgment, injunction, decree or order shall have become final and nonappealable; or

(iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company’s stockholders at the Company Stockholder Meeting (or any adjournment thereof);

(c) by Parent, if:

(i) at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, the Board of Directors of the Company shall have (A) determined not to make or withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger or (B) approved, recommended or endorsed any Acquisition Proposal;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) the Company shall have willfully and materially breached its obligations under Section 6.02 or Section 6.04; or

(d) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(ii) at any time prior to the adoption and approval of this Agreement by the Company’s stockholders, the Board of Directors of the Company determines by a majority vote to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (a “Superior Proposal Agreement”); provided that the Company (A) has not willfully and materially breached its obligations under Section 6.04 and (B) shall have paid any amounts due pursuant to Section 11.04(b); and provided further that, in the case of any such termination by the Company, (A) the Company notifies Parent, in writing and at least three Business Days prior to such termination, of its intention to terminate this Agreement, attaching a description of all material terms and conditions of the Superior Proposal to such notice, and (B) Parent does not make, within three Business Days of receipt of such written notification, a binding offer that the Board of Directors of the Company determines in good faith by a majority vote is at least as favorable to the stockholders of the Company from a financial point of view as such Superior Proposal. The Company agrees to notify Parent promptly if its intention to enter into the Superior Proposal Agreement referred to in its notification shall change at any time after giving such notification.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

      SECTION 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure, subject to the limitations set forth in Section 11.04(e). The provisions of this Section 10.02 and Sections 11.04, 11.05, 11.06, 11.07, 11.08, 11.09 and 11.10 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

      SECTION 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Morgan Stanley
1221 Avenue of the Americas
5th Floor
New York, New York 10020
Attention: Martin Cohen
Facsimile No.: (212) 762-7292

with a copy to:

Morgan Stanley Capital International Inc.
750 Seventh Avenue
New York, New York 10019
Attention: General Counsel
Facsimile No.: (212) 762-3381

and a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: John A. Bick
Facsimile No.: (212) 450-3350

if to the Company, to:

Barra, Inc.
2100 Milvia Street
Berkeley, California 94704
Attention: General Counsel
Facsimile No.: (510) 548-5374

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 1900
San Francisco, California 94111
Attention: John M. Newell
Facsimile No.: (415) 395-8095

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

      SECTION 11.02.     Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Sections 7.02, 7.03, 8.04 and 11.05 through 11.10.

      SECTION 11.03.     Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Company Common Stock.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 11.04.     Expenses. (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), if pursuant to (i) below, simultaneously with the occurrence of such Payment Event or, if pursuant to (ii) below, within two Business Days following such Payment Event, a fee of $26,533,000.00 less any expenses actually reimbursed by the Company to Parent pursuant to this Section 11.04.

      “Payment Event” means:

(i) the termination of this Agreement pursuant to Sections 10.01(c)(i), 10.01(c)(iii) or 10.01(d)(ii); or

(ii) (A) the termination of this Agreement pursuant to Section 10.01(b)(i) (where the Merger has not been consummated on or prior to the End Date for any reason other than the fact that any of the conditions contained in Section 9.01(b), Section 9.01(c) or Section 9.02(b) have not been satisfied as of such date), Section 10.01(b)(iii) or Section 10.01(c)(ii) (where the breach or failure leading to a termination pursuant to such Section 10.01(c)(ii) is willful), (B) prior to any such termination (or, in the case of a termination pursuant to Section 10.01(b)(iii), prior to the Company Stockholder Meeting), an Acquisition Proposal has been publicly announced and not withdrawn and (C) within 12 months of the termination of this Agreement the Company enters into a definitive agreement with respect to any Acquisition Proposal.

      (c) Upon any termination of this Agreement pursuant to Sections 10.01(b)(i) (where (x) the Merger has not been consummated on or prior to the End Date for any reason other than the fact that any of the conditions contained in Section 9.01(b), Section 9.01(c) or Section 9.02(b) have not been satisfied as of such date and (y) prior to any such termination an Acquisition Proposal has been publicly announced and not withdrawn), 10.01(b)(iii), 10.01(c)(i), 10.01(c)(ii), 10.01(c)(iii) or 10.01(d)(ii), the Company shall reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than two Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions; provided, however, that the Company shall not be obligated to reimburse Parent for any expenses pursuant to this Agreement (including clauses (c) and (d) of this Section 11.04) in excess of $2,500,000.00 in the aggregate.

      (d) The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

      (e) Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event of a Payment Event (other than a Payment Event resulting from a willful and material breach by the Company of its obligations under Section 6.04), the fee paid by the Company to Parent pursuant to Section 11.04(b) shall be Parent and Merger Subsidiary’s sole and exclusive remedy for monetary damages under this Agreement.

      SECTION 11.05.     Binding Effect; Benefit; Third Party Beneficiaries; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.02, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

      (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder.

      SECTION 11.06.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

      SECTION 11.07.     Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

      SECTION 11.08.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 11.09.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

      SECTION 11.10.     Entire Agreement. This Agreement, the Confidentiality Agreement and the Voting Agreement (the “Transaction Agreements”) constitute the entire agreement between the parties with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of the Transaction Agreements.

      SECTION 11.11.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      SECTION 11.12.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARRA, INC.

By:	/s/ KAMAL DUGGIRALA

Name: Kamal Duggirala

Title:	Chief Executive Officer

MORGAN STANLEY

By:	/s/ HENRY FERNANDEZ

Name: Henry Fernandez

Title:	Managing Director

MORGAN STANLEY RISK HOLDINGS, INC.

By:	/s/ HENRY FERNANDEZ

Name: Henry Fernandez

Title:	Managing Director

ANNEX B

April 5, 2004

The Board of Directors

Barra, Inc.
2100 Milvia Street
Berkeley, CA 94704

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.0001 per share (the “Company Common Stock”), of Barra, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary (“Merger Sub”) of Morgan Stanley (the “Merger Partner”). Pursuant to the proposed Agreement and Plan of Merger (the “Agreement”) among the Company, the Merger Partner and Merger Sub, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock (other than (i) shares of Company Common Stock held in the Company’s treasury; (ii) shares of Company Common Stock owned by the Merger Partner or any of its subsidiaries (with the exception of certain shares, as specified in the proviso to Section 2.03(a) of the Agreement, which will be converted into the Merger Consideration (as hereinafter defined), which shares referred to in this parenthetical clause, to the extent such shares are held by the Merger Partner or any of its subsidiaries in connection with any market making or proprietary trading activity, are referred to herein as the “Excluded Shares”) or (iii) shares of Company Common Stock as to which appraisal rights have been exercised pursuant to Delaware law) will be converted into the right to receive $41.00 per share in cash (the “Merger Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated April 5, 2004 of the Agreement (the “Latest Draft”); (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed necessary or appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and

B-1

judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have also assumed that the Merger will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the Latest Draft. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration and we express no opinion as to the underlying decision by the Company to engage in the proposed Merger. We are expressing no opinion herein as to the price at which the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company if the proposed Merger is consummated. We have previously been paid by the Company an advisory fee in connection with our services relating to a possible merger between the Company and the Merger Partner, which is creditable against the contingent additional fee referenced above. We have previously acted as a financial advisor to the Company in connection with proposed acquisition opportunities. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or affiliates of the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Merger Partner or any of its subsidiaries to the extent of their Excluded Shares, as to which we express no opinion).

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities Inc.

J.P. MORGAN SECURITIES INC.

B-2

ANNEX C

VOTING AND SUPPORT AGREEMENT

      This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of April 5, 2004 among Morgan Stanley, a Delaware corporation (“Parent”), Morgan Stanley Risk Holdings, Inc., a Delaware corporation (“Merger Subsidiary”), and each of Dr. Andrew Rudd and Mr. Kamal Duggirala (each of Messrs. Rudd and Duggirala, a “Stockholder”).

      WHEREAS, in order to induce Parent and Merger Subsidiary to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Barra, Inc., a Delaware corporation (the “Company”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $.0001 per share, of the Company that such Stockholder beneficially owns (with respect to each Stockholder, the “Shares”).

      NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

GRANT OF PROXY; VOTING AGREEMENT

      SECTION 1.01.     Voting Agreement. Each Stockholder hereby agrees to vote the number of Shares set forth underneath such Stockholder’s name on the signature pages hereto and any other Shares that Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company. Each Stockholder hereby agrees that it will not vote any Shares in favor of the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

      SECTION 1.02.     Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

      Each Stockholder severally represents and warrants to Parent that:

      SECTION 2.01.     Authorization. Such Stockholder has duly executed and delivered this Agreement and the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers and legal capacity of Stockholder and have been duly authorized by all necessary action. If the Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

      SECTION 2.02.     Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any Lien on any asset of Stockholder.

      SECTION 2.03.     Ownership of Shares. Stockholder is the record and beneficial owner of that number of Shares set forth underneath such Stockholder’s name on the signature pages hereto, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares set forth underneath such Stockholder’s name on the signature pages hereto is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

      SECTION 2.04.     Total Shares. Except for the Shares set forth underneath such Stockholder’s name on the signature pages hereto and except as set forth on Schedule 2.04 hereto, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

      SECTION 2.05.     Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to each Stockholder:

      SECTION 3.01.     Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

      Each Stockholder hereby severally covenants and agrees that:

      SECTION 4.01.     No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement, except that each Stockholder may assign or transfer up to 50,000 Shares to any charitable organization or estate planning vehicle during the term of this Agreement, provided that any assignee or transferee of such Shares shall agree to be bound by the terms of this Agreement, including without limitation, Section 1.02 hereof or to terms similar but no less restrictive than the terms of this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit Stockholder from directly or indirectly selling any Shares in order to exercise options to acquire capital stock or voting securities of the Company pursuant to a “cashless” stock option exercise program during the period specified in Section 2.05(a) of the Merger Agreement; provided that, at the time of any such sale, no Acquisition Proposal shall have been publicly announced and not withdrawn.

      SECTION 4.02.     Other Offers. Stockholder shall not directly or indirectly take any action that is prohibited under Section 6.04 of the Merger Agreement with respect to actions to be taken by any officer, director or employee of the Company, whether or not such Stockholder remains an officer, director or employee, as applicable, of the Company. Stockholder will promptly notify Parent after receipt by such Stockholder of an Acquisition Proposal or any notification to such Stockholder that any Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified such Stockholder that it is, or to the knowledge of the Stockholder is, considering making an Acquisition Proposal. Stockholder shall provide such notice in writing in accordance with Section 11.01 of the Merger Agreement and shall identify the Third Party making any such Acquisition Proposal, notification or request, and the material terms and conditions of any such Acquisition Proposal or notification. Stockholder shall keep Parent fully informed, on a prompt basis, of any material change in the status or details of any such Acquisition Proposal or notification.

      SECTION 4.03.     Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

      SECTION 5.01.     Further Assurances. Parent and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

      SECTION 5.02.     Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement.

      SECTION 5.03.     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      SECTION 5.04.     Successors and Assigns; Obligations of Stockholders. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent. The obligations of each Stockholder under this Agreement shall be several and not joint.

      SECTION 5.05.     Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

      SECTION 5.06.     Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective as between Parent and Merger Subsidiary, on the one hand, and a Stockholder, on the other hand, when each such party shall have received counterparts hereof signed by each such other party.

      SECTION 5.07.     Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      SECTION 5.08.     Specific Performance. The parties hereto agree that Parent and Merger Subsidiary would suffer irreparable damage in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 5.09.     Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

      SECTION 5.10.     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent or Merger Subsidiary, to the appropriate address for notice thereto set forth in the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth underneath such Stockholder’s name on the signature pages hereto.

      SECTION 5.11.     Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder’s Shares and nothing in this Agreement shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company. This Section 5.11 shall survive termination of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MORGAN STANLEY

By:	/s/ HENRY FERNANDEZ

Name: Henry Fernandez
Title: Managing Director

MORGAN STANLEY RISK HOLDINGS, INC.

By:	/s/ HENRY FERNANDEZ

Name: Henry Fernandez
Title: Managing Director

/s/ ANDREW RUDD

DR. ANDREW RUDD

Number of Shares Owned: 3,190,968

Acknowledged and Agreed:

/s/ VIRGINIA ANNE RUDD

VIRGINIA ANNE RUDD

/s/ KAMAL DUGGIRALA

MR. KAMAL DUGGIRALA

Number of Shares Owned: 690,425

ANNEX D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262.     Appraisal Rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS
PROXY
OF
BARRA, INC.
JUNE 3, 2004
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF BARRA, INC.

     The undersigned, having read the Notice of Special Meeting of Stockholders and the Proxy Statement dated May 7, 2004, receipt of which are hereby acknowledged, hereby appoint(s) Dr. Andrew Rudd, Kamal Duggirala and Bruce Ledesma, and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of stockholders of Barra, Inc. to be held at our offices, 2100 Milvia Street, Berkeley, California, on June 3, 2004 at 9:00 a.m., local time, and all adjournments or postponements thereof.

     You are encouraged to exercise your vote by marking the appropriate box alongside the resolution on the reverse side. Unless otherwise marked, the proxies are appointed with the power and authority to vote the undersigned’s shares “FOR” the proposal. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.

(continued, and to be signed and dated, on reverse side)

BARRA, INC.
2100 MILVIA STREET
BERKELEY, CA 94710

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 2, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create and electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 2, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Barra, Inc., c/oADP, 51 Mercedes Way, Edgewood, NY 11717.

BARRA, INC.

Vote On Proposal

The Board of Directors recommends a vote FOR:

		For	Against	Abstain
1.	Approval and adoption of the Agreement and Plan of Merger, dated as of April 5, 2004, by and among Barra, Inc., a Delaware corporation, Morgan Stanley, a Delaware corporation, and Morgan Stanley Risk Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of Morgan Stanley, and approval of the merger.	¡	¡	¡

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF.

NOTE: Please sign your name exactly as it appears on the stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date